EXECUTION COPY






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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                    SECURITY LIFE OF DENVER INSURANCE COMPANY

                  SECURITY LIFE OF DENVER INTERNATIONAL LIMITED

                                       AND

                            SCOTTISH RE GROUP LIMITED

                            SCOTTISH RE (U.S.), INC.

                            NEWCO, AS DEFINED HEREIN


                                October 17, 2004



    ________________________________________________________________________

                                TABLE OF CONTENTS
                                -----------------

                                                                           Page
                                                                           ----

ARTICLE I Definitions........................................................2

     1.1   Definitions.......................................................2

ARTICLE II Transfer and Acquisition of Assets...............................19

     2.1   Place and Date of Closing........................................19
     2.2   Transfer and Acquisition.........................................19
     2.3   Deliveries on Closing............................................19
     2.4   Closing Payment..................................................21
     2.5   Closing Adjustment...............................................23

ARTICLE III Representations and Warranties of Sellers.......................27

     3.1   Organization and Good Standing...................................27
     3.2   Enforceability...................................................28
     3.3   Consents and Approvals...........................................29
     3.4   Financial Statements.............................................29
     3.5   Pro Forma Statements.............................................30
     3.6   Contingent Liabilities...........................................31
     3.7   Assets...........................................................31
     3.8   Actions Pending; Orders and Proceedings..........................31
     3.9   Real Property....................................................32
     3.10  Business Contracts...............................................32
     3.11  Assigned Contracts...............................................33
     3.12  Intellectual Property............................................33
     3.13  Computer Programs................................................35
     3.14  Compliance with Legal Requirements...............................37
     3.15  Permits..........................................................37
     3.16  Reinsurance Assumed..............................................38
     3.17  Reinsurance Retroceded...........................................39
     3.18  Investment Company...............................................41
     3.19  Employees........................................................41
     3.20  Employee Benefits................................................41
     3.21  Labor Relations..................................................41
     3.22  Brokers or Finders...............................................41
     3.23  Absence of Certain Changes and Events............................42
     3.24  Books and Records................................................42
     3.25  Taxes............................................................43

ARTICLE IV Representations and Warranties of Purchaser and Purchaser
           Subsidiaries.....................................................44

     4.1   Status of Purchaser Entities.....................................44
     4.2   Enforceability...................................................44
     4.3   Certain Proceedings..............................................44
     4.4   Financial Statements.............................................45


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     4.5   Ratings..........................................................45
     4.6   Brokers or Finders...............................................45
     4.7   Purchaser's Approvals............................................45
     4.8   Investment Company...............................................45
     4.9   Financing........................................................46
     4.10  Purchaser Licenses...............................................46

ARTICLE V Additional Agreements of Seller and Purchaser.....................46

     5.1   Conduct of Business..............................................46
     5.2   Expenses.........................................................48
     5.3   Access; Certain Communications...................................48
     5.4   Regulatory Matters; Third Party Consents; Assigned Contracts.....49
     5.5   Further Assurances...............................................50
     5.6   Notification of Certain Matters..................................50
     5.7   Maintenance and Transfer of Records..............................51
     5.8   Employee Matters.................................................52
     5.9   Intellectual Property; Computer Programs.........................54
     5.10  Real Property Leases.............................................57
     5.11  Quarterly Financial Information..................................57
     5.12  Letters of Credit; Guaranties....................................57
     5.13  Cooperation after Closing........................................58
     5.14  Regulatory Compliance............................................59
     5.15  Use of Names.....................................................59
     5.16  Trust Arrangements...............................................59
     5.17  Tax Treatment of Transaction.....................................60
     5.18  Enforcement of Rights............................................60
     5.19  Post-Closing Access..............................................61
     5.20  Termination of New Business......................................62
     5.21  Non-Compete......................................................62
     5.22  Non-Solicitation.................................................64
     5.23  Enforcement......................................................64
     5.24  Credit Support...................................................65
     5.25  SLD-SLDI Retrocession Agreements.................................67
     5.26  Newco; Keepwell Agreements.......................................67
     5.27  Industry Risks Retrocession Arrangement..........................68
     5.28  Recapture of Certain Business....................................69
     5.29  Term Sheets......................................................69
     5.30  Experience Refunds...............................................69
     5.31  Certain Unexecuted Reinsurance Contracts.........................69
     5.32  Investment Portfolio.............................................70

ARTICLE VI Conditions Precedent To The Obligation Of Purchaser To Close.....70

     6.1   Representations, Warranties and Covenants........................70
     6.2   Related Agreements...............................................70
     6.3   Secretary's Certificates.........................................71
     6.4   Approvals and Consents...........................................71

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     6.5   Injunction and Litigation........................................71
     6.6   Material Adverse Effect..........................................71
     6.7   Sundry Assets....................................................71
     6.8   New Business Under Assumed Reinsurance Contracts.................72

ARTICLE VII Conditions Precedent To The Obligation Of Sellers To Close......72

     7.1   Representations, Warranties and Covenants........................72
     7.2   Related Agreements...............................................72
     7.3   Secretary's Certificates.........................................72
     7.4   Approvals and Consents...........................................73
     7.5   Injunction and Litigation........................................73
     7.6   Purchaser Financial Condition....................................73
     7.7   Purchaser Financing..............................................73
     7.8   Newco............................................................73

ARTICLE VIII Termination....................................................73

     8.1   Termination of Agreement.........................................74
     8.2   Procedure on Termination.........................................74

ARTICLE IX Tax Matters......................................................74

     9.1   Tax Matters......................................................74

ARTICLE X Indemnification...................................................76

     10.1     Sellers' Indemnification......................................76
     10.2     Purchaser's Indemnification...................................77
     10.3     Indemnification Procedures....................................77
     10.4     Indemnification Limits........................................78
     10.5     Exclusive Remedy..............................................80
     10.6     Tax Losses....................................................80

ARTICLE XI Miscellaneous Provisions.........................................80

     11.1     Notices.......................................................80
     11.2     Sole Agreement................................................81
     11.3     Successors and Assigns........................................81
     11.4     Captions......................................................82
     11.5     Governing Law and Jurisdiction................................82
     11.6     No Third Party Beneficiaries..................................82
     11.7     Counterparts..................................................82
     11.8     Severability..................................................82
     11.9     Waiver of Jury Trial; Multiplied and Punitive Damages.........83
     11.10    Purchaser Guaranty............................................83
     11.11    ING Guaranty and Covenant.....................................83


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


                                LIST OF EXHIBITS
                                ----------------

Exhibit A         Assignment and Assumption Agreement
Exhibit B         Bill of Sale and General Assignment
Exhibit C         SLD Administrative Services Agreement Term Sheet
Exhibit D         SLD Coinsurance Agreement
Exhibit E         SLD Funds Withheld Coinsurance Agreement Term Sheet
Exhibit F         SLD Modified Coinsurance Agreement Term Sheet
Exhibit G         SLD Coinsurance / Modified Coinsurance Agreement Term Sheet
Exhibit H         SLD Security Trust Agreement
Exhibit I         SLDI Administrative Services Agreement Term Sheet
Exhibit J         SLDI Coinsurance Agreement
Exhibit K         SLDI Funds Withheld Coinsurance Agreement Term Sheet
Exhibit L         SLDI Coinsurance / Modified Coinsurance Agreement Term Sheet
Exhibit M         SLDI Modified Coinsurance Agreement Term Sheet
Exhibit N         SLDI Reserve Trust Agreement
Exhibit O         Technology Transfer and License Agreement Term Sheet
Exhibit P         Trademark and Trade Name License Agreement Term Sheet
Exhibit Q         Transition Services Agreement Term Sheet
Exhibit R         Assignment of Confidentiality Agreements
Exhibit S         Denver Lease Term Sheet
Exhibit T-1       Sample SLD Closing Statements
Exhibit T-2       Sample SLDI Closing Statements
Exhibit U         Investment Guidelines
Exhibit V         SLD Reserve Trust Agreement
Exhibit W         SLDI Security Trust Agreement
Exhibit X-1       SLD Industry Risks Retrocession Agreements Term Sheet
Exhibit X-2       SLDI Industry Risks Retrocession Agreements Term Sheet
Exhibit Y         Newco Keepwell


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



                                LIST OF SCHEDULES
                                -----------------

Schedule 1.1(a)       List of Assigned Contracts
Schedule 1.1(b) Methodologies for Determining Estimated Market Value and Market Value
Schedule 1.1(c)       Excluded Business
Schedule 1.1(d)       Initial Portfolio
Schedule 1.1(e)       Sellers' Knowledge People
Schedule 1.1(f)       Purchaser's Knowledge People
Schedule 1.1(g)       Sellers' Severance Plan
Schedule 1.1(h)-1     Certain Transferred Assets
Schedule 1.1(h)-2     Business Employee Related Assets
Schedule 1.1(i)       Certain Insurance Contracts Included
Schedule 2.4(a)       SLD Accounting Policies
Schedule 2.4(b)       SLDI Accounting Policies
Schedule 2.5(h)       2004 Production Adjustment
Schedule 3.3          Sellers' Consents and Approvals
Schedule 3.4          Exceptions to Financial Statements
Schedule 3.5          Exceptions to Pro Forma Statements
Schedule 3.6          Contingent Liabilities
Schedule 3.7(a)       Encumbrances Exceptions to Assets
Schedule 3.7(b)       Exceptions to Transferred Assets
Schedule 3.8          Actions Pending
Schedule 3.9          Real Estate Leases
Schedule 3.10(a)      Business Contracts
Schedule 3.10(b)      Exceptions to Business Contracts
Schedule 3.11         Exceptions to Assigned Contracts
Schedule 3.12(a)      Patent
Schedule 3.12(b)      List of Other Intellectual Property
Schedule 3.12(c)      Infringement of Intellectual Property
Schedule 3.12(d)      Encumbrances to Intellectual Property
Schedule 3.12(e)      Licensed Intellectual Property
Schedule 3.12(f)      Exceptions to Owned Intellectual Property
Schedule 3.12(h)      Data Base Infringement
Schedule 3.13(a)      Owned Principally-Used Computer Programs
Schedule 3.13(b)      Owned Generally-Used Computer Programs
Schedule 3.13(c)      Licensed Computer Programs
Schedule 3.13(d)      Retained Computer Programs
Schedule 3.13(e)      Infringement of Computer Programs
Schedule 3.13(g)      Exceptions to Computer Programs
Schedule 3.13(h)      License Agreements
Schedule 3.14         Compliance with Legal Requirements
Schedule 3.15         Permits
Schedule 3.16(a)      Material Assumed Reinsurance Contracts
Schedule 3.16(b)      Exceptions to Material Assumed Reinsurance Contracts
Schedule 3.16(c)      Exceptions to Assumed Reinsurance Contracts

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Schedule 3.16(d)      Unexecuted Assumed Reinsurance Contracts
Schedule 3.17(a)      Material Retroceded Reinsurance Contracts
Schedule 3.17(b)      Exceptions to Material Retroceded Reinsurance Contracts
Schedule 3.17(c)      Exceptions to Retroceded Reinsurance Contracts
Schedule 3.17(d)      Retroceded Reinsurance Reserve Credit
Schedule 3.17(e)      Retrocession Pools
Schedule 3.17(f)      Unexecuted Retroceded Reinsurance Contracts
Schedule 3.19         Business Employees
Schedule 3.23         Absence of Certain Changes and Events
Schedule 3.25(a)      Taxes
Schedule 4.7          Purchaser's Consents and Approvals
Schedule 5.1          Exceptions to Conduct of Business
Schedule 5.15(a)      Restricted Names
Schedule 5.24(a)      SLD-SLDI Retrocession Agreements
Schedule 5.24(c)      Current Permanent Facilities of Purchaser


Schedule 5.28         Reinsurance Contracts Eligible for Recapture


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

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of October 17, 2004 (this "Agreement"), has been made and entered into by and among Security Life of Denver Insurance Company, a Colorado insurance company ("SLD"); Security Life of Denver International Limited, a Bermuda insurance company ("SLDI" and, together with SLD, "Sellers" and each a "Seller"); solely for purposes of Section 11.11, ING (as defined below); Scottish Re Group Limited, a holding company organized under the laws of the Cayman Islands ("Purchaser"); Scottish Re (U.S.), Inc., a Delaware insurance company ("SRUS"); solely for purposes of Section 5.26, Scottish Annuity & Life Insurance Company (Cayman) Ltd., a company organized under the laws of the Cayman Islands ("Scottish Annuity & Life"); for purposes of Section 5.24, Scottish Re Life Corporation, a Missouri insurance company ("Scottish Re Life"); and effective on the date its duly authorized officer signs this Agreement, Newco (as defined below).

                                   WITNESSETH:

     WHEREAS, Sellers wish to sell and transfer to Purchaser, and Purchaser wishes to purchase and assume, Sellers' individual life reinsurance business and the Assumed Liabilities (as defined below);

     WHEREAS, pursuant to the terms set forth in this Agreement and certain reinsurance, administrative and other agreements and arrangements to be entered into in connection herewith, SLD wishes to cede or retrocede to a Purchaser Subsidiary on an indemnity basis the Insurance Contracts (as defined below) of SLD;

     WHEREAS, pursuant to the terms set forth in this Agreement and certain reinsurance, administrative and other agreements and arrangements to be entered into in connection herewith, SLDI wishes to cede or retrocede to a Purchaser Subsidiary on an indemnity basis the Insurance Contracts (as defined below) of SLDI; and

     WHEREAS, Sellers also wish to sell, and Purchaser wishes to purchase, certain assets primarily used in connection with Sellers' individual life reinsurance business, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the promises and the covenants and conditions contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   Definitions
                                   -----------

     1.1 Definitions.
         -----------

     The following terms shall have the respective meanings set forth below throughout this Agreement:

180-Day Treasury Rate means the annual yield rate, on the date to which the 180-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of six (6) months, as such rate is published under "Treasury Constant Maturities" in Federal Reserve Statistical Release H.15(519).

Affiliate means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.

Applicable Law means any Legal Requirement applicable to a Person or any such Person's subsidiaries, properties, or assets, or to such Person's
Representatives.

Assigned Contracts means, subject to Section 5.4(c), (i) the contracts of Sellers and their Affiliates that are utilized in the Business and listed on
Schedule 1.1(a) and (ii) any other similar contracts of Sellers and their Affiliates that are principally used in the Business and that are entered into by Sellers or their Affiliates between the date hereof and the Closing Date in compliance with Section 5.1(e) and which will be added to Schedule 1.1(a) prior to the Closing Date.

Assignment and Assumption Agreement means the assignment and assumption agreement by and among SLD, SLDI, Purchaser and one or more Purchaser Subsidiaries substantially in the form of Exhibit A.

Assignment of Confidentiality Agreements means the assignment agreement substantially in the form of Exhibit R pursuant to which ING will assign to Purchaser the confidentiality agreements entered into with other potential purchasers of the Business.

Assumed Liabilities means (a) the liabilities and obligations arising under the Assigned Contracts, (b) any other liabilities and obligations expressly assumed by Purchaser or any Purchaser Subsidiary under this Agreement and the Related Agreements, including without limitation the Reinsured Liabilities, and (c) the Purchaser Assumed Employee Liabilities. Without limiting the generality of the preceding sentence and for the avoidance of doubt, Assumed Liabilities will not include (x) any liability or obligation of either Seller or any ERISA Affiliate arising under or relating to any Employee Benefit Plan established, maintained, sponsored or contributed to by either Seller or any ERISA Affiliate, any liability or obligation of either Seller or any ERISA Affiliate relating to any current or former employee, director, shareholder, agent or independent contractor of either Seller or any ERISA Affiliate or any liability or obligation arising under or relating


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

to occurrences before or after the Closing Date out of any employee grievance, claim or complaint relating to the conduct of the Business whether or not the employee is hired by Purchaser, other than the Purchaser Assumed Employee Liabilities, or (y) any liability or obligation of either Seller or any Affiliate of either Seller that is (A) not otherwise attributable to the Business, (B) based upon any pro-rating or other cost chargeback methodology or
(C) of the kind described in clause (a) of the preceding sentence arising prior to the Closing Date, except for any such liability or obligation described in clause (a) of the preceding sentence to the extent that such liability or obligation is reflected on the Final Closing Statements.

Assumed Reinsurance Contracts shall have the meaning given in Section 3.16(a).

Bill of Sale and General Assignment means the bill of sale and general assignment substantially in the form of Exhibit B.

Book Value means with respect to Transferred Statutory Assets, the carrying value thereof on the books of SLD or SLDI, as the case may be, for statutory statement blank purposes determined as of the Effective Time by SLD or SLDI, as the case may be, in accordance with SAP.

Books and Records means all records and all Data, Databases and other data and information (in whatever form maintained) in the possession or control of either Seller or any Affiliate of Sellers and relating primarily to the Business as currently conducted, including administrative records, internal reports relating to internal controls designed to comply with Section 404 of the Sarbanes-Oxley Act of 2002, claim records, policy files, sales records, files and records relating to regulatory matters, reinsurance records, underwriting records and accounting records, but excluding any Tax Returns and Tax records and all other data and information with respect to Tax and any files, records, data and information with respect to the Business Employees and any records, data and information with respect to any Seller Plan; provided, that if any such records or data contain information which does not relate to the Business or relates solely to the Excluded Business or Sellers' and their Affiliates' risk retention management other than that relating exclusively to the Business, such information shall not constitute "Books and Records".

Business means the individual life reinsurance business of Sellers represented by the Assigned Contracts and the Insurance Contracts, which business is represented as of December 31, 2003 and June 30, 2004 by the Pro Forma Statements; provided, that the Business does not include the Excluded Business.

Business Day means any day other than a Saturday, Sunday or a day on which commercial banks in New York City, Denver, Colorado or Hamilton, Bermuda are required or authorized by Applicable Law to be closed.

Business Employees shall have the meaning set forth in Section 3.19.

Business Leases shall have the meaning given in Section 3.9.


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

Cause shall mean, with respect to a Transferred Employee, (a) failing to abide by the policies of the Purchaser or any Affiliate of Purchaser employing such Transferred Employee, (b) being convicted of, or pleading nolo contendere to, a felony, any other crime or illegal activity, (c) willful neglect of duties, or
(d) persistent failure to perform duties consistent with a commercially reasonable standard of care.

Change of Control means, with respect to any Person (other than to or with an Affiliate of such Person) (i) a merger, consolidation, liquidation, dissolution, reorganization or share exchange to which such Person is a party and is not the surviving entity; (ii) a sale, transfer or other disposition of all or substantially all of the assets of such Person; or (iii) a sale, transfer or other disposition or other change of ownership, directly or indirectly, of more than fifty percent (50%) of the capital stock of such Person.

Claim shall have the meaning given in Section 10.3(a).

Claims Notice shall have the meaning given in Section 10.3(a).

Closing shall have the meaning given in Section 2.1.

Closing Date shall have the meaning given in Section 2.1.

Closing Statement Date means the last day of the month preceding the month in which the Closing occurs.

COBRA means Section 601 et seq. of ERISA and Section 4980B of the Code.

Code means the Internal Revenue Code of 1986, as amended.

Competing Business shall have the meaning given in Section 5.21(a).

Computer Programs means current versions of all existing (i) computer programs, including all object code, all executables, copy books and modules, if any, required to compile programs, all available source code, and, with respect to the Owned Principally-Used Computer Programs, Owned Generally-Used Computer Programs and Licensed Computer Programs, any program to program and user interfaces related to such Computer Programs; (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iii) documentation, including operator and user manuals and training materials, relating to any of the foregoing.

Confidentiality Agreement means the Confidentiality Agreement between ING and Purchaser dated as of May 4, 2004.

Covered Amount shall have the meaning given in Section 5.24(d).

Data means (i) all information created in the conduct of the Business that is stored in or accessible using any computer, network, operating system, software or any combination thereof owned or controlled by Sellers or any Affiliate of Sellers and (ii) statistical data, compilations and analyses used or created by Sellers in the Business to support business processes such as underwriting decisions, risk management, pricing and transaction processing, that is stored in or accessible using any computer, network, operating system, software or any combination thereof owned or controlled by Sellers of any Affiliate of Sellers; provided, however, that "Data" shall not include any Excluded Data. For the avoidance of doubt, "Data" shall not be construed to include any portion of any Computer Program.

Database means any electronic compilation of Data (including any documentation needed to run, modify or interpret the same) that is (i) used in, or generated by, the operation of the Owned Principally-Used Computer Programs, Owned Generally-Used Computer Programs or Licensed Computer Programs, (ii) operating on any of the Retained Computer Programs, provided that nothing in this Agreement shall obligate Sellers or any Affiliate of Sellers to transfer such Retained Computer Programs or any portion thereof, or (iii) necessary to the operation of the Business, but shall exclude any portion of any such Database to the extent it contains any Excluded Data or any other information that is not Data.

Delivered Unexecuted Assumed Reinsurance Contracts shall have the meaning given in Section 3.16(d).

Delivered Unexecuted Retroceded Reinsurance Contracts shall have the meaning given in Section 3.17(f).

Denver Lease means the lease agreement, substantially on the terms set forth in Exhibit S, pursuant to which SLD will lease to Purchaser or a Purchaser Subsidiary a portion of the premises located at 1290 Broadway, Denver, Colorado as of the Closing Date.

Direct Insurance Contracts shall have the meaning given in Section 3.25(d).

Effective Time means 11:59 p.m. Eastern Time on the last calendar day of the month in which the Closing Date falls.

Embedded Computer Programs means Computer Programs included in the Owned Principally-Used Computer Programs and the Owned Generally-Used Computer Programs that (i) are owned by third parties, and (ii) either have been produced or substantially modified through custom development provided specifically to meet Sellers' requirements, or are integrated inseparably with the Owned Principally-Used Computer Programs or the Owned Generally-Used Computer Programs, but excluding Computer Programs that are readily available for commercial licensing or purchase from third-party owners.

Employee Benefit Plan means any employee benefit plan, program, policy, practice, agreement or other arrangement under which any current or former employee, director, shareholder, agent or independent contractor of either Seller or any ERISA Affiliate, or any beneficiary or dependent thereof, has any present or future rights in benefits and which is sponsored or maintained by either Seller or any ERISA Affiliate or to which either Seller or any ERISA Affiliate contributes or is obligated to contribute, including without limitation any ERISA Plan, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change in control, collective bargaining, employee loan or fringe benefit plan, program, policy, practice, agreement or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not.

Employee Information shall have the meaning given in Section 5.8(a).

Encumbrance means any pledge, security interest, mortgage, community property interest, right, lien (including but not limited to liens for unpaid Taxes), attachment, automatic or other stay in a bankruptcy or insolvency proceeding, trust agreement, constructive or resulting trust, voting trust or agreement, restricted stock agreement, right of first refusal, or option, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, except such restrictions as may be contained in the respective articles of incorporation, bylaws or comparable organizational documents of the Sellers and restrictions on subsequent transfer contained in U.S. federal and state securities and insurance laws and Bermuda securities and insurance laws.

End Date shall have the meaning given in Section 8.1(c).

Enforceability Exceptions shall have the meaning given in Section 3.2(a).

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means any entity that would be deemed a "single employer" with either Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

ERISA Plan means an employee benefit plan as defined in Section 3(3) of ERISA.

Estimated Book Value means with respect to Transferred Statutory Assets, the carrying value thereof on the books of SLD and SLDI, as the case may be, for statutory statement blank purposes in accordance with SAP to be estimated in good faith as of the last calendar day of the month preceding the month in which the Closing shall occur.

Estimated Market Value means, as to any Investment Asset, the market value thereof estimated in good faith by SLD and SLDI, as the case may be, as of the last calendar day of the month preceding the month in which the Closing shall occur in accordance with the methodologies set forth on Schedule 1.1(b).

Excess Reserves Amount shall have the meaning given in Section 5.24(a).

Excess Retention Risk shall have the meaning given in Section 5.27.

Excluded Business means those businesses, contracts and policies identified on
Schedule 1.1(c).

Excluded Data means any data, information, statistical data, compilations or analyses relating solely to (i) the Excluded Business, (ii) Sellers' and their Affiliates' risk retention management, other than that related exclusively to the Business, or (iii) the Shared Services. For the avoidance of doubt, the Excluded Data shall not include any data that is included in the Transferred Assets.

Excluded Extra Contractual Obligations means any liability for fines, penalties, forfeitures, punitive, special, exemplary or other form of extra-contractual damages, which liabilities or obligations arise from any actual or alleged act, error or omission, whether or not intentional, negligent, or in bad faith by Sellers or any of their Affiliates prior to the Closing Date in connection with the issuance, delivery, cancellation or administration of any of the Insurance Contracts.

Excluded Tax Liability means the following Losses: (i) all liabilities for Taxes and related Losses now or hereafter owed by Sellers (or any Affiliate thereof), including (but not limited to) any liability for Taxes owed by Sellers as a result of the transfers described in Sections 2.2, 2.4 and 2.5 of this Agreement, except for any liabilities for Taxes relating to the Transferred Assets with respect to any Tax period or portion thereof beginning after the Closing Date; (ii) all liabilities for Taxes and related Losses relating or attributable to the Business or the ownership, use or operation of the Transferred Assets for any Tax period or portion thereof ending on or before the Closing Date; or (iii) all liabilities for Transfer Taxes allocated to Sellers (or any Affiliate thereof) pursuant to Section 9.1(c), provided, however, that no liability for Taxes or related Losses shall constitute an Excluded Tax Liability to the extent it is shown on the Final Closing Statements.

Excluded Undelivered Contracts shall have the meaning given in Section 5.31.

Facility Fee shall have the meaning given in Section 5.24(d).

Final and Binding shall have the meaning given in Section 2.5(c).

Final Closing Statements shall have the meaning given in Section 2.5(c).

Final Retrocessionaire Accruals Calculation shall have the meaning given in
Section 2.5(i).

FIRPTA Affidavit means an affidavit dated as of the Closing Date, sworn under penalty of perjury, stating that each Seller is not a "foreign person" within the meaning of Treasury Regulations section 1.1445-2(b).

GAAP means United States generally accepted accounting principles.

Governmental Authority means any government or political subdivision, board, commission, court, administrative agency or other instrumentality thereof, whether federal, state, local or foreign and including any regulatory authority which may be partly or wholly autonomous.


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

Indemnified Party shall have the meaning given in Section 10.3(a).

Indemnifying Party shall have the meaning given in Section 10.3(a).

Independent Accountant shall have the meaning given in Section 2.5(c).

Industry Risks Retrocession Agreements means collectively the retrocession agreements between one or more Purchaser Subsidiaries and SLD substantially on the terms set forth in Exhibit X under which each Purchaser Subsidiary will retrocede certain risks to SLD.

Initial Portfolio means the portfolio of investment assets listed on Schedule 1.1(d) hereto.

ING means ING America Insurance Holdings, Inc., a Delaware corporation.

ING Facility shall have the meaning given in Section 5.24(a).

ING Statements shall have the meaning given in Section 3.4(d).

Insurance Contracts means collectively, (a) all individual life reinsurance contracts (ceded, retroceded or assumed), those reinsurance contracts identified on Schedule 1.1(i) and other similar arrangements (including all Unexecuted Assumed Reinsurance Contracts and Unexecuted Retroceded Reinsurance Contracts) identified or described on the internal systems, books, records or other data of Sellers as constituting part of the "Individual Re" business of SLD and SLDI, either specifically, generally or by product code, which were entered into by SLD or SLDI prior to the Effective Time, and (b) any "Post-Closing Insurance Contracts" as defined in the Reinsurance Agreements, provided that in no event shall Insurance Contracts include any Excluded Business. "Insurance Contracts" shall include (i) any reinsurance treaties, facultative certificates, cover notes and endorsements issued as or in connection with the contracts identified in clause (a) of the preceding sentence, (ii) placement slips and binders issued as or in connection with such contracts, and (iii) any reinsurance contract identified in clause (a) that has expired or been terminated but under which either Seller may still have liability. "Insurance Contracts" shall exclude any reinsurance treaty (other than an Unexecuted Assumed Reinsurance Contract or an Unexecuted Retroceded Reinsurance Contract) that is entered into after the date of this Agreement without Purchaser's consent.

Intellectual Property means, in connection with each Seller, intellectual property rights owned, licensed or otherwise used by such Seller in the Business as currently conducted, including but not limited to all Trademarks, designs, logos, slogans and general intangibles of like nature, registrations and applications relating to the foregoing; patents, copyrights (including registrations and applications for any of the foregoing); databases and compilations (excluding any Databases), including any and all data, collections of data and documentation (excluding any Data) related to any of the foregoing; confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies, and any licenses to use any of the foregoing (but excluding Computer Programs) together with the goodwill of each of the respective businesses associated therewith, and together with any and all
(i) renewals thereof; and (ii) rights to sue for past, present and future infringement or misappropriation thereof.

Investment Assets means the assets included in the Initial Portfolio, with such additions thereto and deletions therefrom as may be agreed upon by Purchaser and Sellers and such other deletions as (i) may be identified by Purchaser in a notice provided to Sellers not later than November 15, 2004 or (ii) may result from maturation or redemption or other similar events outside the control of Sellers.

Knowledge shall mean, (i) with respect to Sellers, the actual knowledge, after reasonable internal investigation in connection with the transactions contemplated by this Agreement and the Related Agreements, of those individuals listed on Schedule 1.1(e), and (ii) with respect to Purchaser, the actual knowledge, after reasonable internal investigation in connection with the transactions contemplated by this Agreement and the Related Agreements, of those individuals listed on Schedule 1.1(f).

Legal Requirement means any constitution, code, statute, law, applicable court decision, ordinance, regulation, writ, injunction, rule, established principle of common law, decree or administrative ruling of any Governmental Authority.

Licensed Computer Programs shall have the meaning set forth in Section 3.13(c).

Licensed Computer Program Licenses shall have the meaning set forth in Section 3.13(c).

Licensed Intellectual Property shall have the meaning given in Section 3.12(e).

Loss means all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, and expenses (including but not limited to reasonable and necessary fees of counsel, investigators, expert witnesses, consultants and other professionals, court filing fees, court costs, arbitration fees or costs, witness fees and other similar expenses).

Market Value means, as to any Investment Asset, the market value thereof determined in good faith as of the Effective Time in accordance with the methodologies set forth on Schedule 1.1(b).

Material Adverse Effect means a material adverse effect on either (A) the ability of Sellers or any of their Affiliates to consummate the transactions contemplated by this Agreement and the Related Agreements or (B) the financial condition or results of operations of the Business, taken as a whole; provided, however, that with respect to the foregoing clause (B) only, the following shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur:
(i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or financial, banking, currency or capital markets in general; (ii) any adverse change or effect that is caused by or that arises out of conditions that (A) affect the life reinsurance industry, or the insurance or financial services industries generally, including without limitation changes in Applicable Law, and (B) do not have a disproportionate effect on the Business; and (iii) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated by this Agreement (including, but not limited to, changes in relations with employees and declines in sales volumes).

Material Assumed Reinsurance Contracts shall have the meaning given in Section 3.16(a).

Material Retroceded Reinsurance Contracts shall have the meaning given in
Section 3.17(a).

NAIC Annual Statement Blank means the form of annual report promulgated by the National Association of Insurance Commissioners (2003 format).

Newco means a wholly-owned subsidiary of Purchaser to be formed under the laws of Bermuda and the regulations set forth in Section 953(d) of the Code, or alternatively, the Substitute Newco, an existing Affiliate of Purchaser, in either case as contemplated by Section 5.26.

Newco Keepwell shall have the meaning given in Section 5.26(a).

Non-Compete means Sellers' obligations under Section 5.21.

Non-Compete Term shall have the meaning given in Section 5.21(a).

Non-Insurance Liabilities shall have the meaning given in Section 5.17(a).

Nonmaterial Contracts shall have the meaning given in Section 5.4(c).

Owned Generally-Used Computer Programs shall have the meaning given in Section 3.13(b).

Owned Intellectual Property shall have the meaning given in Section 3.12(d).

Owned Principally-Used Computer Programs shall have the meaning given in Section 3.13(a).

Permanent Facility shall have the meaning given in Section 5.24(c).

Permit means any license, permit, order, approval, registration, membership, authorization or qualification under any Applicable Law or with any Governmental Authority or under any industry or non-governmental self-regulatory organization.

Permitted Encumbrances, means (i) as to any asset, Encumbrances for Taxes, assessments and governmental charges or levies (A) not yet due and payable or
(B) which are being contested in good faith and which have been properly reserved for on the Final Closing Statements, (ii) as to any asset, such Encumbrances, minor imperfections of title or easements on leasehold estate or personalty subject thereto that do not in the aggregate impair the value of or interfere with or prohibit the current use or operation of such asset in the Business; and (iii) as to any asset other than any Investment Asset, Encumbrances imposed by Applicable Law, including, without limitation, materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business, that do not in the aggregate impair the value of or interfere with or prohibit the current use or operation of such asset in the Business.

Person means any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity.

Pro Forma Statements shall have the meaning given in Section 3.5(a).

Purchaser shall have the meaning given in the preamble.

Purchaser Assumed Employee Liabilities means (i) any claims by any Business Employee arising out of or relating to any act or omission by Purchaser or an Affiliate of Purchaser or any Representative of Purchaser or any Affiliate of Purchaser, including but not limited to, any act or omission in connection with the recruitment, solicitation, interviewing, hiring, failure to hire, selection, or failure to select a Business Employee, or other activities in violation of any Applicable Law governing the hiring, interviewing, or selection of employees or potential employees, including but not limited to Applicable Law prohibiting discrimination in hiring on the basis of race, age, national origin, sex, religion, pregnancy, military status, sexual orientation or actual or perceived disability, except to the extent that the act(s) or omission(s) on which such claims, liabilities or obligations in this clause (i) are based were expressly authorized by either Seller or any of their Affiliates in writing, and (ii) any liability or obligation arising out of or relating to any act or omission of either Seller or any of their Affiliates taken at the request of Purchaser or any Affiliate of Purchaser upon, before or after the Closing Date in connection with the recruitment, solicitation, interviewing, hiring, failure to hire, selection or failure to select a Business Employee.

Purchaser Extra Contractual Obligations means any liability for fines, penalties, forfeitures, punitive, special, exemplary or other form of extra-contractual damages, which liabilities or obligations arise from any actual or alleged act, error or omission, whether or not intentional, negligent, or in bad faith by Purchaser or any of its Affiliates after the Closing Date in connection with the issuance, delivery, cancellation or administration of any of the Insurance Contracts.

Purchaser Facility shall have the meaning given in Section 5.24(b).

Purchaser Financial Statements shall have the meaning given in Section 4.4.

Purchaser Indemnified Parties shall have the meaning given in Section 10.1.

Purchaser Subsidiary means SRUS, Newco or any other Affiliate of Purchaser that enters into any Reinsurance Agreement in accordance with the terms of this Agreement.

Quarterly Statutory Statements shall have the meaning given in Section 5.11(a).

Recaptured Business shall have the meaning given in Section 5.24(b).

Reinsurance Agreements means collectively the SLD Coinsurance Agreement, the SLD Modified Coinsurance Agreement, the SLD Funds Withheld Coinsurance Agreement, the SLD Coinsurance / Modified Coinsurance Agreement, the SLDI Coinsurance Agreement, the SLDI Modified Coinsurance Agreement, the SLDI Funds Withheld Coinsurance Agreement and the SLDI Coinsurance / Modified Coinsurance Agreement.

Reinsured Liabilities means all gross liabilities and obligations arising out of or relating to the Insurance Contracts (excluding Excluded Extra Contractual Obligations) whether incurred before or after the Effective Time, including, without limitation: (a) the Reserves; (b) all liabilities for incurred but not reported claims, benefits, interest on death claims or unearned premiums arising under or relating to the Insurance Contracts, whether or not included within the Reserves; (c) all liabilities arising out of any changes to the terms and conditions of the Insurance Contracts mandated by Applicable Law; (d) (i) Taxes due in respect of premiums (without giving effect to any credits due to Sellers (or any Affiliate thereof) for any guaranty fund assessments paid by Sellers (or any Affiliate thereof) prior to Closing) to the extent such Taxes (A) relate to premiums received by or accrued by Purchaser (and any Affiliate thereof) beginning after the Closing Date or (B) are reflected on the Final Closing Statements, and (ii) all other Tax liabilities arising out of or relating to the Insurance Contracts to the extent such Taxes (A) relate to a Tax period (or portion thereof) beginning after the Closing Date or (B) are reflected on the Final Closing Statements (except for, in each case, Excluded Tax Liabilities);
(e) assessments and similar charges in connection with participation by either Sellers (or any Affiliate thereof) or Purchaser (or any Affiliate thereof) whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction; (f) commissions payable with respect to the Insurance Contracts to or for the benefit of the producers or intermediaries who marketed or produced the Insurance Contracts; (g) all liabilities for amounts payable for returns or refunds of premiums; (h) all expense allowances payable under the Insurance Contracts, (i) all unclaimed property liabilities arising under or relating to the Insurance Contracts; (j) all amounts payable under the Retroceded Reinsurance Contracts; and (k) all Purchaser Extra Contractual Obligations.

Related Agreements means each of the agreements the forms or terms of which are Exhibits A through S and Exhibits U through Y hereto.

Representatives means, with respect to any Person, such Person's officers, directors, employees, managing directors, agents, advisors and other representatives.

Reserves means the aggregate amount of reserves and other liabilities with respect to the Insurance Contracts issued or reinsured by SLD or SLDI that would be appropriately includable in line items 1, 2, 3, 4.1, 4.2, 5, 6.1, 6.2, 6.3, 7, 8, 9.1, 9.2, 9.3, 10, 11, 12, 13, 14 (excluding any Excluded Tax Liability),
17, 18, 19, 24.2, 24.3, 24.6, 24.7, 25.02 and 25.03 except OPEB of the
Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank.

Restricted Area shall have the meaning given in Section 5.21(b).

Retained Computer Programs shall have the meaning set forth in Section 3.13(d).

Retained IP Rights means (i) the Excluded Data (ii) any Intellectual Property used in the Business and related primarily to either (A) the Excluded Business or (B) the Shared Services, (iii) the Trademarks, trade names, service marks, corporate names or acronyms of Sellers or any of their Affiliates, including the Trademarks, service marks, names and acronyms set forth in Schedule 5.15(a), and any Intellectual Property, domain name or URL (or any application or registration therefor) related to those listed in Schedule 5.15(a), owned by, licensed to or used by Sellers or any of their Affiliates, and any other name, mark, acronym or domain name that is confusingly similar to such marks, corporate names or acronyms of Sellers, and (iv) the names, Trademarks and any other intellectual property licensed to Purchaser and Purchaser Subsidiaries pursuant to the Trademark and Trade Name License Agreement, to the extent not included in clause (iii) above; provided, however, that "Retained IP Rights" shall not include any of the Owned Intellectual Property identified as part of the Transferred Assets on Schedule 1.1(h)-1.

Retained Liabilities means any liabilities of either Seller that are not Assumed Liabilities, including, without limitation, Excluded Extra Contractual Obligations or any Reinsured Liabilities recaptured by either Seller in accordance with the terms of the Reinsurance Agreements.

Retained Licenses means the licenses, sublicenses and other rights retained by Sellers and any Affiliate of Sellers pursuant to the Technology Transfer and License Agreement.

Retroceded Business shall have the meaning given in Section 5.24(a).

Retroceded Reinsurance Contracts shall have the meaning given in Section
3.17(a).

Retrocessionaire Accruals Calculation shall have the meaning given in Section 2.5(i).

Sage System shall have the meaning given in Section 2.5(i).

SAP means, as to either Seller, any Purchaser Subsidiary or Scottish Annuity & Life, the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the jurisdiction in which such Seller or Purchaser Subsidiary is domiciled.

Scottish Annuity & Life shall have the meaning given in the preamble.

Scottish Re Life shall have the meaning given in the preamble.

Seller(s) shall have the meaning given in the preamble.

Seller Plan(s) shall have the meaning given in Section 3.20.

Sellers' Severance Plan means payments or benefits extended under the ING Americas Severance Pay Plan or any other applicable and effective written policy, program or arrangement of any Business Employee's employer providing for payments or benefits upon termination of employment (other than qualified or non-qualified retirement plans) (including, but not limited to, outplacement services), as listed on
Schedule 1.1(g).

Shared Services means those functions and services shared by either Seller with one or more of Sellers' Affiliates, which may include Sellers' back-office administrative, accounting and human resources functions, investment asset management functions and financial processes, or general IT support such as network operations, telecommunications, database management, training and development, security, and platforms.

Shared Services Computer Programs means those Computer Programs (other than the Owned Principally-Used Computer Programs, the Owned Generally-Used Computer Programs or the Licensed Computer Programs) utilized in the performance of the Shared Services.

SLD shall have the meaning given in the preamble.

SLD Administrative Services Agreement means the administrative services agreement by and between SLD and SRUS, substantially in the form of Exhibit C.

SLD Closing Date Liabilities means, as of a given date, the liabilities of SLD relating to the Business that would be appropriately includable in line items 1 (minus the amount of modified coinsurance reserves), 2, 3, 4.1, 4.2, 5, 6.1, 6.2, 6.3, 7, 8, 9.1, 9.2, 9.3, 10, 11, 12, 13, 14 (excluding any Excluded Tax
Liability), 16, 17, 18, 19, 20, 21, 24.2, 24.6, 24.8 (to the extent related to the Investment Assets to be transferred hereunder), 25.02 and 25.03 except OPEB of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank; provided, that the SLD Closing Date Liabilities will not include the amount of any liability to be retained or paid by SLD or any Affiliate of SLD pursuant to the terms of this Agreement or any Related Agreement. The SLD Closing Date Liabilities shall be (a) estimated and reflected in the SLD Closing Statements as of the last day of the month preceding the month in which the Closing Date shall occur; and (b) subsequently adjusted and reflected in the SLD Revised Closing Statements and the Final Closing Statements as of the Effective Time.

SLD Closing Statements shall have the meaning given in Section 2.4(a)

SLD Coinsurance Agreement means the coinsurance agreement by and between SLD and SRUS, substantially in the form of Exhibit D.

SLD Coinsurance / Modified Coinsurance Agreement means the coinsurance / modified coinsurance agreement by and between SLD and SRUS substantially on the terms set forth in Exhibit G.

SLD Funds Withheld Coinsurance Agreement means the funds withheld coinsurance agreement by and between SLD and SRUS substantially on the terms set forth in Exhibit E.

SLD Modified Coinsurance Agreement means the modified coinsurance agreement by and between SLD and SRUS substantially on the terms set forth in Exhibit F.

SLD Pro Forma Statements shall have the meaning given in Section 3.5(a).

SLD Reserve Trust Account means the trust account established pursuant to the SLD Reserve Trust Agreement.

SLD Reserve Trust Agreement means the trust agreement by and among SLD, the Trustee and SRUS substantially in the form of Exhibit V.

SLD Revised Closing Statements shall have the meaning given in Section 2.5(a).

SLD Security Trust Account means the trust account established pursuant to the SLD Security Trust Agreement.

SLD Security Trust Agreement means the trust agreement by and among SLD, the Trustee and SRUS substantially in the form of Exhibit H.

SLD-SLDI Retrocession Agreements shall have the meaning given in Section
5.24(a).

SLD Trust Accounts means the trust accounts established pursuant to the SLD Reserve Trust Agreement and the SLD Security Trust Agreement.

SLDI shall have the meaning given in the preamble.

SLDI Administrative Services Agreement means the administrative services agreement by and between SLDI and Newco, substantially on the terms set forth in
Exhibit I.

SLDI Closing Date Liabilities means, as of a given date, the liabilities of SLDI relating to the Business that would be appropriately includable in line items 1 (minus the amount of modified coinsurance reserves), 2, 3, 4.1, 4.2, 5, 6.1, 6.2, 6.3, 7, 8, 9.1, 9.2, 9.3, 10, 11, 12, 13, 14 (excluding any Excluded Tax
Liability), 16, 17, 18, 19, 20, 21, 24.2, 24.6, 24.8 (to the extent related to the Investment Assets to be transferred hereunder), 25.02 and 25.03 except OPEB of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank; provided, that the SLDI Closing Date Liabilities will not include the amount of any liability to be retained or paid by SLDI or any Affiliate of SLDI pursuant to the terms of this Agreement or any Related Agreement. The SLDI Closing Date Liabilities shall be (a) estimated and reflected in the SLDI Closing Statements as of the last calendar day of the month preceding the month in which the Closing Date shall occur; and (b) subsequently adjusted and reflected in the SLDI Revised Closing Statements and the Final Closing Statements as of the Effective Time.

SLDI Closing Statements shall have the meaning given in Section 2.4(b).

SLDI Coinsurance Agreement means the coinsurance agreement by and between SLDI and Newco, substantially in the form of Exhibit J.

SLDI Coinsurance / Modified Coinsurance Agreement means the coinsurance / modified coinsurance agreement by and between SLDI and Newco substantially on the terms set forth in Exhibit L.

SLDI Funds Withheld Coinsurance Agreement means the funds withheld coinsurance agreement by and between SLDI and Newco substantially on the terms set forth in Exhibit K.

SLDI Modified Coinsurance Agreement means the modified coinsurance agreement by and between SLDI and Newco substantially on the terms set forth in Exhibit M.

SLDI Pro Forma Statements shall have the meaning given in Section 3.5(a).

SLDI Reserve Trust Account means the trust account established pursuant to the SLDI Reserve Trust Agreement.

SLDI Reserve Trust Agreement means the trust agreement by and among SLDI, the Trustee and Newco substantially in the form of Exhibit N.

SLDI Revised Closing Statements shall have the meaning given in Section 2.5(b).

SLDI Security Trust Agreement means the trust agreement by and among SLDI, the Trustee and Newco substantially in the form of Exhibit W.

SLDI Security Trust Account means the trust account established pursuant to the SLDI Security Trust Agreement.

SLDI Trust Accounts means the trust accounts established pursuant to the SLDI Reserve Trust Agreement and the SLDI Security Trust Agreement.

SRUS shall have the meaning given in the preamble.

Standby Commitment shall have the meaning given in Section 5.12(c).

Statutory Statements shall have the meaning given in Section 3.4(a).

Substitute Newco shall have the meaning given in Section 5.26(b).

Tax Authority means, with respect to any Tax, any governmental entity or political subdivision thereof that imposes such Tax, and any agency charged with the collection of such Tax for such entity or subdivision.

Taxes or Tax means (i) any and all taxes (including any amounts (including ancillary amounts) paid pursuant to a closing agreement entered into pursuant to
Section 7121 of the Code or any similar provision of Applicable Law), fees, Transfer Taxes, levies, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties, or additions to tax with respect thereto) imposed by a governmental or Tax Authority, including without limitation: taxes or other similar charges imposed with respect to income, gross receipts, franchise, earned surplus, windfall, profits, severance, real or personal property, intangible property, sales, use, occupation, service, service use, payroll, capital, premiums or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, employment, social security, stamp, transfer, value added, license or gains taxes; and escheat liabilities, customs duties, tariffs, and similar charges and (ii) any liability in respect of any items described above payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law) or otherwise (including without limitation any amounts due under any Tax Sharing Agreements).

Tax Claim shall have the meaning given in Section 3.25(b).

Tax Return means any return, report, claim, certificate, form, statement, disclosure, declaration, election, information return, estimate or other document (including any related or supporting information attached and any amended materials provided with respect to any of the foregoing) supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including where permitted or required any Tax return filed on a consolidated, combined, unitary or other similar basis.

Tax Sharing Agreement means any Tax allocation, indemnity, sharing or similar contract or arrangement.

Technology Transfer and License Agreement means the technology transfer and license agreement by and between SLD or an Affiliate of SLD and Purchaser or a Purchaser Subsidiary, substantially on the terms set forth in Exhibit O, pursuant to which SLD or an Affiliate of SLD will transfer the Owned Principally-Used Computer Programs to Purchaser or a Purchaser Subsidiary and grant a license to Purchaser or a Purchaser Subsidiary to use certain Computer Programs owned by either Seller or any of its Affiliates and used in the Business.

Trademark and Trade Name License Agreement means the trademark and trade name license agreement, substantially on the terms set forth in Exhibit P, pursuant to which Sellers will license to Purchaser or a Purchaser Subsidiary certain intellectual property used in the conduct of the Business.

Trademarks means all United States and foreign trademarks (including service marks and trade names, whether registered or at common law), registrations and applications therefor, registered copyrights, registrations and applications therefor, domain names, logos and designs owned by a Seller and used in connection with the Business as currently conducted, together with the goodwill of each of the respective businesses associated therewith, together with any and all (i) renewals thereof; and (ii) rights to sue for past, present and future infringement or misappropriation thereof.

Transfer Taxes means any sales, use, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Tax Authority in connection with the transactions contemplated by this Agreement.

Transferred Assets means, collectively (i) the Books and Records, (ii) the Assigned Contracts, (iii) the Transferred Statutory Assets, (iv) the Owned Principally-Used Computer Programs, (v) the Investment Assets to be transferred to the Purchaser Subsidiaries by Sellers or Affiliates of Sellers on the Closing Date pursuant to the terms of this Agreement, (vi) the Owned Intellectual Property as identified on Schedule1.1(h)-1, (vii) all of the fixed assets identified on Schedule 1.1(h)-1 and those assets identified on Schedule 1.1(h)-2 that are used primarily by the Transferred Employees, and (viii) the going concern, goodwill, and other similar intangible assets of the Business, but excluding any rights under the Retained Computer Programs and under any contract or agreement other than an Assigned Contract.

Transferred Statutory Assets means those assets of SLD and SLDI included within the Business that would be appropriately includable in line items 12.1, 12.2, 12.3, 13.1, 13.2, 13.3, 16 and 17 of the Assets page of the NAIC Annual Statement Blank plus, in the case of SLDI, the deferred acquisition cost asset permitted by the Bermuda Monetary Authority as a sundry asset as described in
Schedule 2.4(b).

Transferred Employees shall have the meaning given in Section 5.8(a).

Transition Services Agreement means the transition service agreement, substantially on the terms set forth in Exhibit Q, pursuant to which Sellers, or one or more Affiliates of Sellers, will provide Purchaser and the Purchaser Subsidiaries certain services relating to the Business on an interim basis following Closing.

Treasury Regulations means the Treasury Regulations (including temporary and proposed Treasury Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.

Trustee means the trustee named in the SLD Reserve Trust Agreement, the SLD Security Trust Agreement, the SLDI Reserve Trust Agreement and the SLDI Security Trust Agreement and any successor trustee appointed as such pursuant to the terms of such trust agreements.

2004 Production Adjustment shall have the meaning given in Section 2.5(h).

Undelivered Contracts shall have the meaning given in Section 5.31.

Unexecuted Assumed Reinsurance Contracts shall have the meaning given in Section 3.16(d).

Unexecuted Retroceded Reinsurance Contracts shall have the meaning given in
Section 3.17(f).

Warn Act shall have the meaning given in Section 5.8(i).


                                   ARTICLE II

                       Transfer and Acquisition of Assets
                       ----------------------------------

     2.1 Place and Date of Closing.
         -------------------------

     Unless otherwise agreed to by the parties hereto, the closing (the "Closing") of the transactions contemplated hereby will take place in the offices of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, N.W., Washington, D.C., at 10:00 a.m., Eastern time, on (a) the last Business Day of the calendar month in which all of the conditions set forth in Articles VI and VII are satisfied or waived by the party or parties entitled to waive the same; provided, that if such conditions are satisfied or waived less than five (5) Business Days before the end of such month, the Closing shall take place on the last Business Day of the immediately following month, or (b) such other date as Sellers and Purchaser shall mutually agree. The day on which the Closing takes place is referred to herein as the "Closing Date." The Closing shall be deemed for all purposes to have occurred at 11:59 p.m., Eastern time, on the Closing Date.

     2.2 Transfer and Acquisition.
         ------------------------

     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

     (a) SLD and SLDI will cede or retrocede to a Purchaser Subsidiary the Insurance Contracts and such Purchaser Subsidiary shall reinsure the Insurance Contracts pursuant to the Reinsurance Agreements, including, without limitation, the right to premiums received by either Seller pursuant to any Insurance Contract as provided in the Reinsurance Agreements;

     (b) Sellers and their Affiliates shall transfer and sell to Purchaser or a Purchaser Subsidiary, and Purchaser or a Purchaser Subsidiary shall purchase, the Transferred Assets; and

     (c) Purchaser or a Purchaser Subsidiary shall assume the Assumed Liabilities; provided that Purchaser or a Purchaser Subsidiary is not assuming, or in any way becoming liable or responsible for, any Retained Liability.

     2.3 Deliveries on Closing.
         ---------------------

     Upon the terms and subject to the conditions set forth in this Agreement, Sellers, as applicable, or an Affiliate of Sellers shall enter into and deliver, and Purchaser or a

Purchaser Subsidiary, as applicable, shall enter into and deliver on or prior to the Closing Date:

     (a) the SLD Coinsurance Agreement;

     (b) the SLD Modified Coinsurance Agreement;

     (c) the SLD Funds Withheld Coinsurance Agreement;

     (d) the SLD Coinsurance / Modified Coinsurance Agreement;

     (e) the SLD Administrative Services Agreement;

     (f) the SLDI Coinsurance Agreement;

     (g) the SLDI Funds Withheld Coinsurance Agreement;

     (h) the SLDI Modified Coinsurance Agreement;

     (i) the SLDI Coinsurance / Modified Coinsurance Agreement;

     (j) the SLDI Administrative Services Agreement;

     (k) the Assignment and Assumption Agreement;

     (l) the Transition Services Agreement;

     (m) the SLD Reserve Trust Agreement;

     (n) the SLD Security Trust Agreement;

     (o) the SLDI Reserve Trust Agreement;

     (p) the SLDI Security Trust Agreement;

     (q) the Industry Risks Retrocession Agreements;

     (r) the Trademark and Trade Name License Agreement;

     (s) the Technology Transfer and License Agreement;

     (t) the Assignment of Confidentiality Agreements;

     (u) the Denver Lease;

     (v) the Asset Management Agreement;

     (w) the Newco Keepwell;

     (x) the FIRPTA Affidavit;

     (y) the Bill of Sale and General Assignment and any other necessary asset purchase and sale documents, bills of sale and assignments and other appropriate evidence of transfer in respect of the Transferred Assets and the Assigned Contracts; and

     (z) there shall be executed and delivered such other agreements, instruments and documents as are required under this Agreement to be executed and delivered by Sellers, Purchaser and any Affiliates of Sellers and Purchaser.

     2.4  Closing Payment.
          ---------------

     (a) Not later than the third Business Day prior to the Closing Date, SLD will deliver to Purchaser pro forma financial statements (consisting of a balance sheet and a statement of income) of SLD in the same format as the SLD Pro Forma Statements with respect to the Business as of and for the period ended on the last calendar day of the month preceding the month in which the Closing shall occur (the "SLD Closing Statements"), together with a certification of SLD's Chief Financial Officer that the SLD Closing Date Liabilities and all other items appearing on the SLD Closing Statements were:

          (i) estimated in good faith;

          (ii) based upon the books and records of SLD; and

          (iii) calculated in a manner consistent with SAP, the accounting policies generally described in Schedule 2.4(a) and the methodologies utilized in preparing SLD's Pro Forma Statements and SLD's 2003 Statutory Statements, except that:

               (A) the SLD Closing Statements will reflect any change in SAP since December 31, 2003, which shall be specifically described in the SLD Closing Statements;

               (B) the SLD Closing Statements will not reflect the recapture transaction contemplated by Section 5.28;

               (C) the SLD Closing Statements will not reflect any change in assumptions with respect to mortality, persistency, expenses, letter of credit costs, interest, investment earnings or other actuarial assumptions from those assumptions utilized in preparing the December 31, 2003 balance sheet included in SLD's Statutory Statements; and

               (D) Investment Assets will be valued at Estimated Market Value and Transferred Statutory Assets will be valued at their Estimated Book Value.

For illustrative purposes, an example of the SLD Closing Statements, prepared as at June 30, 2004, are attached as Exhibit T-1.

     (b) Not later than the third Business Day prior to the Closing Date, SLDI will deliver to Purchaser pro forma financial statements (consisting of a balance sheet and a statement of income) of SLDI in the same format as the SLDI Pro Forma Statements with respect to the Business as of and for the period ended on the last calendar day of the month preceding the month in which the Closing shall occur (the "SLDI Closing Statements"), together with a certification of SLDI's Chief Financial Officer that the SLDI Closing Date Liabilities and all other items appearing on the SLDI Closing Statements were:

          (i) estimated in good faith;

          (ii) based upon the books and records of SLDI; and

          (iii) calculated in a manner consistent with SAP, the accounting policies generally described in Schedule 2.4(b) and except as specifically described in Schedule 2.4(b), the methodologies utilized in preparing SLDI's Pro Forma Statements and SLDI's 2003 Statutory Statements, except that:

               (A) the SLDI Closing Statements will reflect any change in SAP since December 31, 2003, which changes shall be specifically described in the SLDI Closing Statements;

               (B) the SLDI Closing Statements will not reflect the recapture transaction contemplated by Section 5.28;

               (C) the SLDI Closing Statements will not reflect any change in assumptions with respect to mortality, persistency, expenses, letter of credit costs, interest, investment earnings or other actuarial assumptions from those assumptions utilized in preparing the December 31, 2003 balance sheet included in SLDI's Statutory Statements; and

               (D) Investment Assets will be valued at Estimated Market Value and Transferred Statutory Assets will be valued at their Estimated Book Value.

For illustrative purposes, an example of the SLDI Closing Statements, prepared as at June 30, 2004, are attached as Exhibit T-2.

     (c) On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, the SLD Coinsurance Agreement, the SLD Coinsurance / Modified Coinsurance Agreement, the SLD Security Trust Agreement and the SLD Reserve Trust Agreement, as part of the Transferred Assets to be transferred by Sellers pursuant to Section 2.2 hereof, SLD will transfer:

          (i) (A) to SRUS, Transferred Statutory Assets, and (B) to the SLD Reserve Trust Account, Investment Assets and cash (if necessary), such Transferred Statutory Assets, Investment Assets and cash having an aggregate estimated value equal to the amount of the SLD Closing Date Liabilities as of the Closing Statement Date; and

          (ii) to the SLD Security Trust Account, Investment Assets and cash having an aggregate Estimated Market Value equal to $160 million;

all as reflected on the SLD Closing Statements.

     (d) On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, the SLDI Coinsurance Agreement, the SLDI Coinsurance / Modified Coinsurance Agreement, the SLDI Security Trust Agreement and the SLDI Reserve Trust Agreement, as part of the Transferred Assets to be transferred by Sellers pursuant to Section 2.2 hereof, SLDI will transfer:

          (i) (A) to Newco, cash in the amount of $70 million and Transferred Statutory Assets, and (B) to the SLDI Reserve Trust Account, Investment Assets and cash (if necessary), such cash, Transferred Statutory Assets, and Investment Assets having an aggregate estimated value equal to the sum of (x) the amount of the SLDI Closing Date Liabilities as of the Closing Statement Date plus (y) $70 million; and

          (ii) to the SLDI Security Trust Account, Investment Assets and cash having an aggregate Estimated Market Value equal to $330 million;

all as reflected on the SLDI Closing Statements.

     (e) No later than the second Business Day prior to the Closing Date, Purchaser shall provide written instructions to Sellers regarding the allocation of (i) Investment Assets owned by SLD between the SLD Reserve Trust Account and the SLD Security Trust Account and (ii) Investment Assets owned by SLDI between the SLDI Reserve Trust Account and the SLDI Security Trust Account. All cash required to be transferred on the Closing Date pursuant to Section 2.4(c) or (d) will be transferred by wire transfer of immediately available funds in U.S. Dollars in the amounts and to the bank account or accounts designated in writing by the relevant party at least three (3) Business Days prior to the Closing Date.

     2.5 Closing Adjustment.
         ------------------

     (a) Purchaser shall, on or before the date that is sixty (60) calendar days after the Closing Date, deliver to SLD: (i) pro forma financial statements (consisting of a balance sheet and a statement of income) of SLD with respect to the Business as of and for the period ended on the Effective Time (the "SLD Revised Closing Statements"), in the same format as the SLD Closing Statements; and (ii) a certification of Purchaser's Chief Financial Officer to the same effect with respect to the SLD Revised Closing Statements as the certification of SLD's Chief Financial Officer delivered with respect to the SLD Closing Statements. The SLD Revised Closing Statements will specify the Market Value rather than the Estimated Market Value with respect to Investment Assets, and Book Value rather than the Estimated Book Value with respect to Transferred

Statutory Assets. For the avoidance of doubt, the exceptions set forth in Sections 2.4(a)(iii)(A) through (C) with respect to the SLD Closing Statements shall also apply with respect to the SLD Revised Closing Statements.

     (b) Purchaser shall, on or before the date that is sixty (60) calendar days after the Closing Date, deliver to SLDI: (i) pro forma financial statements (consisting of a balance sheet and a statement of income) of SLDI with respect to the Business as of and for the period ended on the Effective Time (the "SLDI Revised Closing Statements"), in the same format as the SLDI Closing Statements; and (ii) a certification of Purchaser's Chief Financial Officer to the same effect with respect to the SLDI Revised Closing Statements as the certification of SLDI's Chief Financial Officer delivered with respect to the SLDI Closing Statements. The SLDI Revised Closing Statements will specify the Market Value rather than the Estimated Market Value with respect to Investment Assets, and Book Value rather than the Estimated Book Value with respect to Transferred Statutory Assets. For the avoidance of doubt, the exceptions set forth in Sections 2.4(b)(iii)(A) through (C) with respect to the SLDI Closing Statements shall also apply with respect to the SLDI Revised Closing Statements.

     (c) Sellers shall have the right to review the SLD Revised Closing Statements and the SLDI Revised Closing Statements and comment thereon for a period of sixty (60) calendar days after receipt thereof. Any changes in the SLD Revised Closing Statements and the SLDI Revised Closing Statements that are agreed to by Purchaser, on the one hand, and SLD and SLDI, on the other hand, within such 60-day period shall be incorporated into final financial statements of each of SLD and SLDI with respect to the Business as of and for the period ended as of the Effective Time (the "Final Closing Statements"). In the event that Purchaser, on the one hand, and SLD and SLDI, on the other hand, are unable to agree on the manner in which any item or items should be treated in the Final Closing Statements within such 60-day period, each of SLD and SLDI on the one hand, and Purchaser, on the other hand, shall prepare separate written reports of such item or items and refer such reports to Deloitte & Touche LLP (the "Independent Accountant") within thirty (30) calendar days after the expiration of such 60-day period. The Independent Accountant shall determine within thirty
(30) calendar days the manner in which such item or items shall be treated in the Final Closing Statements; provided, however, that the dollar amount of each item in dispute shall be determined within the range of dollar amounts proposed by SLD and SLDI, on the one hand, and Purchaser, on the other hand. The determinations by the Independent Accountant as to the items in dispute shall be in writing and shall be Final and Binding on the parties and shall be so reflected in the Final Closing Statements. For purposes of this Agreement, "Final and Binding" shall mean that the aforesaid determinations and the determinations, if any, made by the Independent Accountant shall have the same preclusive effect for all purposes as if such determinations had been embodied in a final judgment, no longer subject to appeal, entered by any court identified in Section 11.5 to reduce such decision to judgment. The fees, costs and expenses of retaining the Independent Accountant shall be allocated by the Independent Accountant between SLD and SLDI, on the one hand, and Purchaser, on the other hand, in accordance with the Independent Accountant's judgment as to the relative merits of the parties' proposals in respect of the disputed items. Following the resolution of all disputed items (or, if there is no dispute, promptly after the parties reach agreement on the Final Closing Statements), Purchaser shall prepare the Final Closing Statements and shall deliver copies thereof to SLD and SLDI.

     (d) In the event that the aggregate value of the Investment Assets and Transferred Statutory Assets as of the Effective Time plus the amount of cash transferred by SLD to SRUS and the SLD Trust Accounts on the Closing Date is less than the sum of (i) $160 million plus (ii) the amount of the SLD Closing Date Liabilities as of the Effective Time, all as reflected on SLD's Final Closing Statements, SLD shall, within two (2) Business Days of the determination thereof, transfer to the applicable SLD Trust Account the amount of such difference, together with interest thereon from and including the Closing Date to but not including the date of such transfer, computed at the 180-Day Treasury Rate, by wire transfer of immediately available funds.

     (e) In the event that the aggregate value of the Investment Assets and Transferred Statutory Assets as of the Effective Time plus the amount of cash transferred by SLD to SRUS and the SLD Trust Accounts on the Closing Date is greater than the sum of (i) $160 million plus (ii) the amount of the SLD Closing Date Liabilities as of the Effective Time, all as reflected on SLD's Final Closing Statements, SRUS shall, within two (2) Business Days of the determination thereof, transfer to SLD the amount of such difference, together with interest thereon from and including the Closing Date to but not including the date of such transfer, computed at the 180-Day Treasury Rate, by wire transfer of immediately available funds.

     (f) In the event that the aggregate value of the Investment Assets and Transferred Statutory Assets as of the Effective Time plus the amount of cash transferred by SLDI to Newco and the SLDI Trust Accounts on the Closing Date is less than the sum of (i) the amount of the SLDI Closing Date Liabilities as of the Effective Time plus (ii) $400 million, all as reflected on SLDI's Final Closing Statements, SLDI shall, within two (2) Business Days of the determination thereof, transfer to the applicable SLDI Trust Account the amount of such difference, together with interest thereon from and including the Closing Date to but not including the date of such transfer, computed at the 180-Day Treasury Rate, by wire transfer of immediately available funds.

     (g) In the event that the aggregate value of the Investment Assets and Transferred Statutory Assets as of the Effective Time plus the amount of cash transferred by SLDI to Newco and the SLDI Trust Accounts on the Closing Date is greater than the sum of (i) the amount of the SLDI Closing Date Liabilities as of the Effective Time plus (ii) $400 million, all as reflected on SLDI's Final Closing Statements, Newco shall, within two (2) Business Days of the determination thereof, transfer to SLDI the amount of such difference, together with interest thereon from and including the Closing Date to but not including the date of such transfer, computed at the 180-Day Treasury Rate, by wire transfer of immediately available funds.

     (h) Concurrent with its delivery of the SLD Revised Closing Statements and the SLDI Revised Closing Statements in accordance with Section 2.5(a) and (b), Purchaser shall deliver to Sellers a calculation of an adjustment (the "2004 Production Adjustment") reflecting variations between the actual amount of 2004 business production and certain agreed-upon assumptions. The amount of the 2004 Production Adjustment shall be determined, and such adjustment shall be made, in accordance with Schedule 2.5(h) and shall be subject to review by Sellers concurrent with their review of the SLD Revised Closing Statements and the SLDI Revised Closing Statements, and any disputes shall be resolved by the Independent Accountant in accordance with the procedures set forth in Section 2.5(c). "Exhibit A" to the SLDI Security Trust Agreement shall be adjusted to reflect any additions to or withdrawals from the SLDI Security Trust Account pursuant to this Section 2.5(h).

     (i) On the earlier of (i) the fifth (5th) Business Day following the completion of the loading of all retrocessionaire information with respect to periods prior to January 1, 2005 onto the Sage reinsurance administration system (the "Sage System") and (ii) June 30, 2005, Purchaser shall deliver to Sellers a detailed calculation (the "Retrocessionaire Accruals Calculation") of any net difference between (i) the amounts reflected on the Final Closing Statements as being payable to or receivable from any retrocessionaire under any Retroceded Reinsurance Contract and (ii) the amounts calculated by the Sage System as being payable or receivable from such retrocessionaires as of the Closing Date following the inputting of data reflecting new business production in 2002, 2003 and 2004; provided, that Purchaser shall use commercially reasonable efforts to complete loading of such information onto the Sage System as promptly as practicable following the Closing. In making the Retrocessionaire Accruals Calculation, Purchaser shall utilize the Sage System in the same manner as it is currently being utilized by Sellers (except to the extent Sellers and Purchaser mutually agree that Sellers had been utilizing the Sage System incorrectly) that such calculations will reflect the completion of Sellers' ongoing process of loading ceding company and retrocessionaire data into the Sage System and will not reflect any modifications to the Sage System processes for calculating payables or receivables as utilized by Sellers. Sellers shall be entitled to review the Retrocessionaire Accruals Calculations for sixty (60) calendar days following their receipt thereof, and any dispute regarding the Retrocessionaire Accruals Calculations that the parties are unable to resolve during such period shall be submitted to the Independent Accountant, and the Independent Accountant's determinations as to such dispute shall be Final and Binding. Not later than three (3) Business Days following the date upon which the parties have agreed upon the appropriate calculations or the date upon which any disputes have been resolved by the Independent Accountant, Purchaser shall incorporate any changes to the Retrocessionaire Accruals Calculation that were agreed upon by the parties or required by the final determination of the Independent Accountant into a final calculation (the "Final Retrocessionaire Accruals Calculation"). On the next following Business Day, the parties shall make such payments in cash as are necessary to put each party in the same net economic position as it would have been in had the amounts of payables and receivables reflected on the Final Retrocessionaire Accruals Calculation been included the Final Closing Statements, together with interest thereon from and including the Closing Date to but not including the date of such payment, computed at the 180-Day Treasury Rate. In no event will any payment be required by this Section 2.5(i) be duplicative of any amount paid under any other provision of this Article II.

     (j) Not later than three (3) Business Days prior to the Closing Date, SLD shall provide to Purchaser an estimate of the interest maintenance reserve that SRUS will be required to establish on the Effective Date with respect to the Reserves of SLD allocable to the Business (the "IMR Amount"). Purchaser shall be entitled to review the calculation of the IMR Amount for a period of sixty (60) calendar days following its receipt thereof, and any dispute regarding the IMR Amount that the parties are unable to resolve during such period shall be submitted to the Independent Accountant, and the Independent Accountant's determinations as to such dispute shall be Final and Binding. Not later than three (3) Business Days following the date upon which the parties have agreed upon the IMR Amount or the date upon which any disputes have been resolved by the Independent Accountant, SLD shall deposit an amount equal to twenty percent (20%) of the IMR Amount up to a maximum of $7.5 million, together with interest thereon from and including the Closing Date to but not including the date of such payment, computed at the 180-Day Treasury Rate, in the SLD Security Trust Account.

     (k) Notwithstanding anything to the contrary in Section 2.4 or in any investment guideline applicable to the SLD Security Trust and the SLDI Security Trust, in the event that the amount of Investment Assets and cash transferred to the SLD Trust Accounts or the SLDI Trust Accounts is less than the amount required to fund such accounts, then Purchaser or Newco, as the case may be, shall be permitted to fund the shortfall by including Transferred Statutory Assets in the SLD Security Trust Account or the SLDI Security Trust Account, as the case may be, for a period not to exceed one hundred twenty (120) calendar days following the Closing. Following the end of such 120-day period, Purchaser or Newco, as the case may be, shall transfer assets or cash to the SLD Security Trust Account or the SLDI Security Trust Account, as the case may be, as may be necessary to insure that such account is fully funded with investment assets or cash in conformance with the applicable investment guidelines.

     (l) The parties hereto acknowledge and agree that no certification provided by any individual pursuant to this Article II shall be the basis for any personal liability of such individual, and none of the parties hereto will seek any recovery from any such individual on the basis of any such certification.


                                  ARTICLE III

                    Representations and Warranties of Sellers
                    -----------------------------------------

     Sellers hereby represent and warrant, severally and not jointly, to Purchaser as follows (it being understood that each Seller hereby makes only those representations and warranties that specifically relate to it or to its portion of the Business):

     3.1 Organization and Good Standing.
         ------------------------------

     Each Seller (a) is duly incorporated and is validly existing as a corporation under the laws of its respective jurisdiction of incorporation; (b) has full corporate power and authority to carry on the Business as it is now being conducted and to own, lease and operate its properties and assets primarily relating to the Business; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction in which the conduct of the Business or the ownership, leasing or operation of its properties or assets relating to the Business makes such qualification necessary, except where the failure to so qualify, would not, individually or in the aggregate, have a Material Adverse Effect.

     3.2 Enforceability.
         --------------

     (a) Each Seller and ING has full corporate power and authority to execute and to deliver this Agreement, and to carry out the transactions contemplated herein. Each Seller and ING has taken all necessary corporate action to authorize its execution and performance of this Agreement. This Agreement has been duly executed and is the valid and binding obligation of each Seller and ING, and is enforceable against each Seller and ING in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors of insurance companies or creditors' rights generally and general principles of equity (the "Enforceability Exceptions"). Assuming the consents and approvals referred to in Sections 3.3 and 4.7 are obtained, the execution, delivery and performance of this Agreement by Sellers and ING will not, with or without the giving of notice or passage of time or both, (i) conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of any mortgage, deed of trust, lease, license agreement or other agreement to which either Seller or ING is a party or by which any of them is bound or affected,
(ii) conflict with or result in a default under any provision of the corporate charter, by-laws or similar organizational documents of either Seller or ING, or any effective resolution of the directors or stockholders of either Seller or ING, or (iii) conflict with or result in a violation of any Legal Requirement; provided, that no representation or warranty is made in the foregoing clauses
(i) or (iii) with respect to matters that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

     (b) Each Seller, ING and any ING Affiliate that executes any Related Agreement has full corporate power and authority, respectively, to execute and to deliver the Related Agreements to which it is a party, and to carry out the transactions contemplated therein. Each Seller, ING and any such Affiliate has taken all necessary corporate action to authorize the execution and performance of such Related Agreements. The Related Agreements, if executed by the relevant Seller, ING or any such Affiliate will have been validly executed and will be the valid and binding obligations, respectively, of such Seller, ING or such ING Affiliate, and enforceable against such party in accordance with their terms, subject to the Enforceability Exceptions. Assuming the consents and approvals referred to in Sections 3.3 and 4.7 are obtained, the execution, delivery and performance of the Related Agreements by the Sellers, ING and any ING Affiliate will not, with or without the giving of notice or passage of time or both, (i) conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of any mortgage, deed of trust, lease, license agreement or other agreement to which either Seller, ING or any such Affiliate is a party or by which it is bound or affected, (ii) conflict with or result in a default under any provision of the corporate charters or by-laws or similar organizational documents of either Seller, ING or any such Affiliate, or any effective resolution of the directors or stockholders of either Seller, ING or any such Affiliate, or (iii) conflict with or result in a violation of any Legal Requirement; provided, that no representation or warranty is made in the foregoing clauses (i) or (iii) with respect to matters that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

     3.3 Consents and Approvals.
         ----------------------

     Except as set forth on Schedule 3.3, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person, is required to be made or obtained by either Seller in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby and thereby, other than the consents, approvals, authorizations, declarations or filings that, if not obtained or made, would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

     3.4 Financial Statements.
         --------------------

     (a) Except as set forth on Schedule 3.4, Sellers have previously made available to Purchaser (i) the annual audited statutory statements as of and for the years ended December 31, 2001, 2002 and 2003 of each of SLD and SLDI, including the audit reports thereon, and the annual statements (consisting of balance sheets and statements of income and cash flows) as of and for the years ended December 31, 2001, 2002 and 2003 of each of SLD and SLDI, including the exhibits, schedules and notes thereto, and (ii) the unaudited quarterly statutory statements of SLD for the calendar quarters ended March 31 and June 30, 2004 (collectively, the "Statutory Statements").

     (b) The Statutory Statements (i) present fairly, in all material respects, the financial condition and results of operations of SLD and SLDI as of and for the periods therein specified, and (ii) were prepared in accordance with SAP consistently applied, except as expressly set forth within the subject Statutory Statements, including the notes thereto; provided that the unaudited quarterly statutory statements are subject to normal recurring year-end adjustments.

     (c) Except as set forth on Schedule 3.4, the reserves reflected on the Statutory Statements as of the date specified in such statements (i) were determined in accordance with generally accepted actuarial principles, consistently applied, (ii) were based on actuarial assumptions that were reasonable in relation to relevant policy and contract provisions, (iii) as of their respective dates met the applicable requirements of the insurance laws and regulations of the jurisdiction of domicile of SLD and SLDI, as applicable, including applicable statutory accounting principles, and (iv) are in compliance with SAP (it being understood by Purchaser that in making the representations and warranties in Sections 3.4(b) and (c) Sellers are not representing or warranting that the reserves reflected on the Statutory Statements have been or will be sufficient or adequate for the purposes for which they were established or that reinsurance recoverables taken into account in determining the amount of such reserves will be collectible).

     (d) Except as set forth on Schedule 3.4, ING has previously made available to Purchaser (i) the annual audited financial statements of ING for the years ended December 31, 2001, 2002 and 2003, including the audit reports thereon, and
(ii) the unaudited quarterly financial statements of ING for the calendar quarters ended March 31 and June 30, 2004 (collectively, the "ING Statements"). The ING Statements (i) present fairly, in all material respects, the financial condition and results of operations of ING as of and for the periods therein specified, and (ii) were prepared in accordance with GAAP, consistently applied, except as expressly set forth within the ING Statements, including the notes thereto; provided that the unaudited quarterly statements are subject to normal recurring year-end adjustments.

     3.5 Pro Forma Statements.
         --------------------

     (a) Sellers have previously delivered to Purchaser pro forma financial statements (consisting of balance sheets and statements of income) of each of SLD and SLDI with respect to the Business as of and for the year ended December 31, 2003 and for the six months ended June 30, 2004 (respectively, the "SLD Pro Forma Statements" and the "SLDI Pro Forma Statements" and together, the "Pro Forma Statements") in each case, accompanied by supporting documentation.

     (b) Except as set forth on Schedule 3.5, the Pro Forma Statements present fairly, in all material respects, the financial condition and results of operations of the Business as of and for the year ended December 31, 2003 and for the six months ended June 30, 2004, respectively, in accordance with SAP, and were prepared in a manner consistent with the methodologies utilized in preparing SLD's and SLDI's 2003 Statutory Statements and the accounting policies generally described in Schedules 2.4 (a) and (b).

     (c) Except as set forth on Schedule 3.5, the reserves reflected on the Pro Forma Statements as of the date specified in such statements (i) were determined in accordance with generally accepted actuarial principles, consistently applied for the periods presented, (ii) were based on actuarial assumptions that were reasonable in relation to relevant policy and contract provisions, (iii) as of their respective dates met the applicable requirements of the insurance laws and regulations of the jurisdiction of domicile of SLD and SLDI, as applicable, including applicable statutory accounting principles, (iv) are in compliance with SAP, and (v) were prepared using methodologies consistent with those utilized in the preparation of the 2003 Statutory Statements of SLD and SLDI and the accounting policies generally described in Schedules 2.4(a) and (b) (it being understood by Purchaser that in making the representations and warranties in Sections 3.5(b) and (c) Sellers are not representing or warranting that the reserves reflected in the Pro Forma Statements have been or will be sufficient or adequate for the purposes for which they were established or that reinsurance recoverables taken into account in determining the amount of such reserves will be collectible).

     3.6 Contingent Liabilities.
         ----------------------

     Except as set forth in Schedule 3.6, neither Seller has liabilities with respect to the Business that should be reflected in its Statutory Statements, including, without limitation, contingent liabilities required to be disclosed under SAP regarding the Business, except for (i) liabilities set forth in the balance sheet included in the Pro Forma Statements as of and for the six (6) months ended June 30, 2004 and (ii) liabilities that were incurred after June 30, 2004 in the ordinary course of business and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.7 Assets.
         ------

     (a) Each Seller has good title to its respective assets, properties, rights and privileges constituting the Transferred Assets free and clear of any Encumbrance, except for (i) Encumbrances which are identified on Schedule 3.7(a), or (ii) Permitted Encumbrances. Each Seller has the power and right to sell, transfer, convey, assign and deliver to Purchaser or a Purchaser Subsidiary, and upon consummation of the transactions contemplated by this Agreement, Purchaser or a Purchaser Subsidiary will acquire good, valid and marketable title to all of its respective assets, properties, rights and privileges constituting the Transferred Assets free and clear of any Encumbrance other than any Encumbrance created by Purchaser or a Purchaser Subsidiary.

     (b) Other than (i) the assets and services identified on Schedule 3.7(b),
(ii) the rights to use the Retained Computer Programs, (iii) the assets and services available to Purchaser and Purchaser Subsidiaries under the Transition Services Agreement and (iv) the assets identified on Schedule 1.1(h)-2 that are used primarily by Business Employees who are not Transferred Employees and the services of such Business Employees, the Transferred Assets include all the assets, properties, rights and privileges necessary to permit Purchaser or Purchaser Subsidiaries to conduct the Business in all material respects in the same manner as the Business has been conducted prior to the date hereof.

     (c) The Transferred Assets, taken as a whole, are in all material respects in reasonable and usable operating condition and in a reasonable state of maintenance and repair.

     3.8 Actions Pending; Orders and Proceedings.
         ---------------------------------------

     Except as set forth in Schedule 3.8, there are no outstanding orders, judgments, injunctions, awards or decrees relating to the Business against or involving either Seller, or any assets, properties, rights or privileges of either Seller (including the Transferred Assets) by or before any Governmental Authority, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.8, as of the date of this Agreement there is no material claim, action, suit, litigation, legal, administrative or arbitration proceeding relating to the Business which is pending or, to the Knowledge of Sellers, threatened against or involving either Seller, or any assets, properties, rights or privileges of either Seller relating to the Business (including the Transferred Assets) or challenging any of the transactions contemplated by this Agreement.

     3.9 Real Property.
         -------------

     Schedule 3.9 lists all real property used primarily in the Business, identifies all leases and subleases relating to the use of such real property in connection with the Business, and states the date and parties to each such lease or sublease (the "Business Leases"), true and correct copies of which have previously been provided to Purchaser. Each Business Lease is in full force and effect and enforceable by Sellers or their Affiliates, as applicable, in accordance with their terms, subject to Enforceability Exceptions. Except as stated in Schedule 3.9, there are no material defaults under the Business Leases, provided that as to defaults by parties to the Business Leases other than Sellers or any Affiliate of Sellers, the only defaults required to be disclosed in Schedule 3.9 are those of which Sellers have Knowledge. Neither Sellers nor any of their Affiliates have assigned or placed any Encumbrance upon any Business Lease.

     3.10 Business Contracts.
          ------------------

     Except as provided in this Section 3.10, Schedule 3.10(a) lists all of the following written contracts to which either Seller or a Seller Affiliate is a party and which relate primarily to the Business:

     (a) contracts the performance of which is expected to involve consideration payable subsequent to the date of this Agreement in excess of $300,000 in the aggregate or $100,000 in any twelve-month period and which are not terminable on ninety (90) calendar days' notice or less without penalty or premium;

     (b) contracts pursuant to which any Encumbrance, other than a Permitted Encumbrance, is placed or imposed on any Transferred Asset;

     (c) contracts under which either Seller is a licensor or licensee of any Intellectual Property;

     (d) employment agreements, employee severance or change in control agreements, employee confidentiality agreements, work for hire agreements, and any other similar contracts with Business Employees;

     (e) partnership, joint venture or limited liability company agreements;

     (f) any agreements with third party administrators;

     (g) any material indemnification agreement or guarantee; or

     (h) any other contract material to the Business and not terminable upon ninety (90) calendar days' written notice.

Schedule 3.10(a) excludes (i) ERISA Plans, (ii) Insurance Contracts, (iii) licenses or other agreements relating to Computer Programs, and (iv) leases of real property, which are discussed elsewhere in this Agreement. True and correct copies of the contracts listed in Schedule 3.10(a) have been made available or provided to Purchaser. Neither Seller has received written notice of a cancellation of or an intent to cancel any contract listed on Schedule 3.10(a). Except as stated in Schedule 3.10(b), neither Seller is in material default under such contracts, and, to the Knowledge of Sellers, no third parties are in material default under such contracts. Except for those contracts listed on
Schedule 3.10(b), the contracts listed in Schedule 3.10(a) are enforceable by Sellers in accordance with their terms, subject to the Enforceability Exceptions.

     3.11 Assigned Contracts.
          ------------------

     True and correct copies of each Assigned Contract have been provided to Purchaser. Except as set forth in Schedule 3.11, (i) each of the Assigned Contracts is in full force and effect and is valid and enforceable in accordance with its terms, subject to the Enforceability Exceptions, (ii) there are no breaches or defaults under any of the Assigned Contracts by Sellers or their Affiliates or, to the Knowledge of Sellers, any other party thereto, (iii) neither Seller has received written notice of a cancellation of or an intent to cancel any Assigned Contracts, and (iv) each Assigned Contract is fully and legally assignable by Sellers to the Purchaser.

     3.12 Intellectual Property.
          ----------------------

     For purposes of Sections 3.12, 3.13 and 5.9 and the definitions of Data and Intellectual Property, "in the Business", "in connection with the Business", "in the conduct of the Business" or "in the operation of the Business" shall mean the line functions of Sellers' individual reinsurance business.

     (a) Except as identified on Schedule 3.12(a), and except for any Retained IP Rights, neither Seller nor any Affiliate of Sellers owns, or is the licensee (except for implied licenses existing in equipment or Computer Programs that have been purchased, leased or licensed) of, any patents (including issued patents and patent applications) which are used in the conduct of the Business. For each scheduled item, the country or countries in which the application or patent is filed is listed together with the date of filing and, if applicable, of issuance, and the unique identifying number or file designation used by such filing office.

     (b) Schedule 3.12(b) sets forth a list or description, except for any Retained IP Rights, of (i) all registered copyrights owned by either Seller or any Affiliate of Sellers and used in the conduct of the Business, (ii) all other Trademarks that are the subject of federal or state or foreign registrations or pending applications made or held by either Seller or any Affiliate of Sellers pertaining to any products or services offered publicly by Sellers in connection with the Business, (iii) any other Trademarks that are used in connection with the Business but are not the subject of federal or state or foreign registrations or pending applications, and (iv) any domain names of either Seller used exclusively in the operation of the Business.

     (c) Except as provided in Schedule 3.12(c), (i) neither Sellers nor their Affiliates have received any notice from any Person that the use of any Intellectual Property other than Retained IP Rights in the operation of the Business infringes upon the intellectual property rights or other rights of any other Person, and (ii) neither Seller nor their Affiliates have any Knowledge of any such infringement.

     (d) A Seller or an Affiliate of Sellers owns all right, title and interest in and to the Intellectual Property identified on Schedule 3.12(a) and (b) as owned by a Seller or an Affiliate of Sellers (the "Owned Intellectual Property") free and clear of any Encumbrance, except any Permitted Encumbrances, and except as described in Schedule 3.12(d). Except as set forth on Schedule 3.12(d), the use of any Owned Intellectual Property in the operation of the Business does not infringe upon the intellectual property rights or other rights of any other Person.

     (e) A Seller or an Affiliate of Sellers has a license to use the Intellectual Property as to which either Seller is a licensee pursuant to an agreement listed in Schedule 3.12(e) ("Licensed Intellectual Property"). Except as disclosed in Schedule 3.12(e), all licenses of Licensed Intellectual Property are fully transferable at Closing to Purchaser. Neither Seller nor any of their Affiliates is in breach of or default in any material respects under any license or other agreement under which either Seller has rights to use the Licensed Intellectual Property. Sellers have not licensed any of such Licensed Intellectual Property for use by any third persons (including but not limited to Affiliates of Sellers) except as disclosed in Schedule 3.12(e).

     (f) Except as described in Schedule 3.12(f), all registrations, applications therefor, filings, issuances and other actions with respect to any Owned Intellectual Property are in full force and effect at the United States Patent and Trademark Office, the United States Copyright Office, any applicable domain name registrar, or any other domestic or foreign filing offices, and, as of the date hereof, there are no actions that must be taken within one hundred eighty (180) calendar days following the Closing that, if not taken, will result in the loss of any rights in any registrations of or applications to register any Owned Intellectual Property, including without limitation, the payment of any registration, maintenance or renewal fees or the filing of any responses, documents, applications or certificates.

     (g) The Owned Intellectual Property, the Licensed Intellectual Property and the Retained IP Rights constitute all of the Intellectual Property used in the conduct of the Business as of the date of this Agreement.

     (h) Except as provided in Schedule 3.12(h), (i) neither Sellers nor their Affiliates have received any notice from any Person that the use of any Databases in the operation of the Business infringes upon the intellectual property rights or other rights of any other Person, and (ii) neither Seller nor their Affiliates have any Knowledge of any such infringement. The relevant Seller or an Affiliate of Sellers has ownership or other rights in the Databases such that Purchaser shall obtain, pursuant to the Technology Transfer and License Agreement, subject to the Retained License, all rights as are necessary for Purchaser to use the Databases in the same manner as used by Sellers as of the date of this Agreement.

     3.13 Computer Programs.
          -----------------

     (a) Schedule 3.13(a) contains a list of all Computer Programs owned by either Seller or any of their Affiliates that are used in the Business and will be conveyed, assigned and set over to Purchaser or a Purchaser Affiliate at and as of the Closing Date (the "Owned Principally-Used Computer Programs"). Subject to the Retained License, at and as of the Closing Date, all of Sellers' and their Affiliates' right, title and interest in the Owned Principally-Used Computer Programs, including any utilities, macros and spreadsheet definitions related thereto, will be conveyed, assigned and set over to Purchaser or a Purchaser Affiliate. Except for the third-party rights and other exceptions described in Schedule 3.13(a), the relevant Seller or an Affiliate of Sellers has exclusive ownership of the Owned Principally-Used Computer Programs such that Purchaser shall obtain, pursuant to the Technology Transfer and License Agreement, subject to the Retained License and the third-party rights and other exceptions described in Schedule 3.13(a), at and as of the Closing Date, the exclusive ownership rights in the Owned Principally-Used Computer Programs (including, subject to the Retained License, (i) all of Sellers' rights in the Embedded Computer Programs thereof and (ii) any utilities, macros and spreadsheet definitions related to the Owned Principally-Used Computer Programs or the Embedded Computer Programs,) as are necessary for Purchaser to use the Owned Principally-Used Computer Programs in the same manner as used by Sellers as of the date of this Agreement. Except as described in Schedule 3.13(a), Purchaser shall obtain, pursuant to the Technology Transfer and License Agreement, all source code for the Owned Principally-Used Computer Programs, except for any source code related to the Embedded Computer Programs.

     (b) Schedule 3.13(b) contains a list of all Computer Programs owned by either Seller or any of their Affiliates that are used in the Business and in other business operations of either Seller or its Affiliates and will be licensed by the relevant Seller or an Affiliate of Sellers to Purchaser or an Affiliate of Purchaser as of the Closing Date (the "Owned Generally-Used Computer Programs"). Except for the third-party rights and other exceptions described in Schedule 3.13(b), the relevant Seller or an Affiliate of Sellers has ownership or other rights in the Owned Generally-Used Computer Programs such that Purchaser shall obtain, pursuant to the Technology Transfer and License Agreement, subject to the Retained License and the third-party rights and other exceptions described in Schedule 3.13(b), all rights necessary for Purchaser to use the Owned Generally-Used Computer Programs (including, subject to the Retained License, (i) all of Sellers' rights in the Embedded Computer Programs and (ii) any utilities, macros and spreadsheet definitions related to the Owned Generally-Used Computer Programs) in the same manner as used by Sellers as of the date of this Agreement.

     (c) Schedule 3.13(c) contains a complete and accurate list of (i) all Embedded Computer Programs and (ii) all other Computer Programs, except for any Retained Computer Programs, used in the Business under which a Seller or an Affiliate of Sellers is a licensee, lessee, or otherwise has obtained the right to use such Computer Programs and which both Purchaser and Sellers have agreed are critical to the operation of the Business and are or can be segregated from each Seller's other business operations (the current versions of such Computer Programs described in subparagraphs (i) and (ii) above, including any modifications thereto, are collectively referred to herein as the "Licensed Computer Programs"). Each license, contract or other agreement governing the Licensed Computer Programs is hereinafter referred to as the "Licensed Computer Program Licenses." The relevant Seller or an Affiliate of Sellers (x) has the right and license to use the Licensed Computer Programs, subject to the terms and restrictions of the applicable Licensed Computer Program License and the payment of license fees or royalties or other payments due thereunder; and (y) is in compliance in all material respects with all provisions of the Licensed Computer Program Licenses.

     (d) Schedule 3.13(d) sets forth a complete list of those Computer Programs other than Shared Services Computer Programs used in the Business (all of which are commercially available from third-party suppliers or licensors) all of which will be retained by Sellers and their Affiliates for the reason that they are or will be required for Sellers to meet their remaining responsibilities pertaining to the Business, are used in other businesses of Sellers and their Affiliates, are associated with equipment or systems that Sellers are not selling to Purchaser, are not transferable, or are not expected to be needed by Purchaser. The Computer Programs listed on Schedule 3.13(d) together with the Shared Services Computer Programs, are collectively referred to herein as the "Retained Computer Programs" .

     (e) Except as set forth in Schedule 3.13(e), Sellers have not received any notice of any infringement pertinent to Sellers with respect to the Owned Principally-Used Computer Programs, the Owned Generally-Used Computer Programs or the Licensed Computer Programs. The use of the Owned Principally-Used Computer Programs and the Owned Generally-Used Computer Programs, and to the Knowledge of Sellers, the use of the Licensed Computer Programs in the conduct of the Business does not infringe upon or otherwise violate the rights of any Person. Sellers have not made, asserted or threatened any claim of infringement against any Person with respect to the Owned Principally-Used Computer Programs, the Owned Generally-Used Computer Programs or the Licensed Computer Programs. To the Knowledge of Sellers, no other Person's operations or intellectual property conflicts with or infringes on the use or registering of the Owned Principally-Used Computer Programs, the Owned Generally-Used Computer Programs or the Licensed Computer Program Licenses as such programs are currently used by Sellers in the Business.

     (f) The Owned Principally-Used Computer Programs, the Owned Generally-Used Computer Programs, the Licensed Computer Programs and the Retained Computer Programs constitute all of the Computer Programs used in the conduct of the Business as of the date of this Agreement.

     (g) Neither Sellers nor any of their Affiliates is in breach of or default under any license or other agreements under which Sellers have the right to use the Licensed Computer Programs, and, to the Knowledge of Sellers, no other party thereto is in breach or default thereof. Sellers have made available to Purchaser a copy of each Licensed Computer Program License. Except as set forth in Schedule 3.13(g), each of the agreements under which Sellers have the right to use the Licensed Computer Program Licenses is in full force and effect and is valid and enforceable in accordance with its terms.

     (h) Except as set forth on Schedule 3.13(h), neither Seller nor any Affiliate of Sellers has (i) licensed any of the Owned Principally-Used Computer Programs, Owned Generally-Used Computer Programs or Licensed Computer Programs to any other Person or (ii) entered into any agreements granting rights to such Computer Programs to any other Person.

     (i) The Sellers have established and are in material compliance with a security program, including technology, practices and procedures generally consistent with common practice in its industry, that is designed to protect (i) the integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate, (ii) the security, confidentiality and integrity of data housed in their systems,
(iii) the security, confidentiality and integrity of data and systems as to which they have permitted access by third party service providers, and (iv) against unauthorized access to their systems or the systems of third party service providers which have access to their data.

     3.14 Compliance with Legal Requirements.
          ----------------------------------

     Except as set forth on Schedule 3.14, each Seller is in compliance in all material respects with all Applicable Laws with respect to the Business. In addition, except as disclosed in Schedule 3.14, (i) neither Seller has been charged with or, to the Knowledge of Sellers, is now under investigation with respect to, a violation of any Applicable Law with respect to the Business, which violations or penalties would reasonably be expected, individually or in the aggregate, to have or result in a Material Adverse Effect and (ii) neither Seller is a party to or bound by any order, judgment, decree or award of a Governmental Authority or other regulatory body with respect to the Business which has or would reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

     3.15 Permits.
          -------

     Schedule 3.15 contains a true and complete list of all material Permits issued to the Sellers with respect to the Business as of the date of this Agreement. Except as set forth in Schedule 3.15, (i) each Seller has all material Permits required by Applicable Law for the operation of the Business and is in material compliance with the terms of such Permits, (ii) all Permits are in full force and effect, (iii) there is no proceeding pending or threatened to revoke or suspend such Permits and (iv) Sellers have not received any written notice from any Governmental Authority of the failure to have any required Permits. Except as set forth in Schedule 3.15, as of the date of this Agreement, there is no suit, proceeding or investigation with respect to revocation, cancellation, suspension or nonrenewal of any such Permit, which is pending or, to the Knowledge of Sellers, threatened in writing.

     3.16 Reinsurance Assumed.
          -------------------

     (a) Insurance Contracts under which either Seller has assumed any risk included within the Business from insurers or other reinsurers as of the date hereof are referred to herein as the "Assumed Reinsurance Contracts." Schedule 3.16(a) identifies each Assumed Reinsurance Contract under which (i) more than $1,000,000,000 in face amount of new business was assumed by Sellers in 2003, or
(ii) there was more than $2,000,000,000 in face amount of in force assumed business as of June 30, 2004. The aggregate face amount of new business assumed during 2003 under the Assumed Reinsurance Contracts identified on Schedule 3.16(a) constitutes at least 80% of the aggregate face amount of new business assumed by Sellers in 2003, and the aggregate face amount of in force business assumed under such Assumed Reinsurance Contracts as of June 30, 2004 constitutes at least 70% of the aggregate face amount of in force business assumed by Sellers under all Assumed Reinsurance Contracts as of such date. The Assumed Reinsurance Contracts identified on Schedule 3.16(a) are referred to herein as the "Material Assumed Reinsurance Contracts." Sellers have made available to Purchaser true and complete copies of the Material Assumed Reinsurance Contracts and all amendments thereto. The Sellers shall use commercially reasonable efforts to produce at or prior to the Closing a schedule of all Assumed Reinsurance Contracts that are in-force as of September 30, 2004.

     (b) Except as set forth in Schedule 3.16(b), since December 31, 2003 no reinsured has given notice of termination (provisional or otherwise) in respect of any Material Assumed Reinsurance Contract. Neither the relevant Seller nor, to the Knowledge of Sellers, the reinsured is in default in any material respect under any Material Assumed Reinsurance Contracts, nor do Sellers have actual knowledge that any such reinsured is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding. Except as disclosed on Schedule 3.16(b), each such Material Assumed Reinsurance Contract is in full force and effect and is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions. Except as set forth in
Schedule 3.16(b), no Material Assumed Reinsurance Contract contains any provision under which the reinsured may terminate such agreement by reason of the transactions contemplated by this Agreement.

     (c) Except as set forth in Schedule 3.16(c), with respect to each Assumed Reinsurance Contract that is not a Material Assumed Reinsurance Contract, (i) since December 31, 2003 no reinsured has given notice of termination (provisional or otherwise) in respect of such Assumed Reinsurance Contract, (ii) neither the relevant Seller nor, to the Knowledge of Sellers, the reinsured is in default in any material respect under such Assumed Reinsurance Contract, nor do Sellers have actual knowledge that any such reinsured is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) such Assumed Reinsurance Contract is in full force and effect and is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions, and (iv) such Assumed Reinsurance Contract does not contain any provision under which the reinsured may terminate such agreement by reason of the transactions contemplated by this Agreement, except for such inaccuracies in clauses (i) through (iv) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

     (d) Schedule 3.16(d) is a complete and accurate list of all Assumed Reinsurance Contracts that have not been executed by some or all of the parties thereto and are referred to herein as the "Unexecuted Assumed Reinsurance Contracts." Sellers have previously delivered to Purchaser copies of the Unexecuted Assumed Reinsurance Contracts that exist in written form (the "Delivered Unexecuted Assumed Reinsurance Contracts"). Except as set forth on
Schedule 3.16(d), the terms of each Delivered Unexecuted Assumed Reinsurance Contract reflect the "material terms" of the reinsurance arrangement with the reinsured party named therein. For purposes of this Section, "material terms" shall mean the terms with respect to pricing, recapture, termination of new business, extra contractual obligations, ratings triggers and change of control provisions.

     (e) Other than those Insurance Contracts listed in Schedule 1.1(i), (i) each Assumed Reinsurance Contract involves a contract for individual life reinsurance and does not involve any annuity, long-term care, health, disability or group reinsurance and (ii) each Assumed Reinsurance Contract that is not a Material Assumed Reinsurance Contract is substantially similar in nature to the Material Assumed Reinsurance Contracts generally and involves payment of premium by the ceding company for the assumption of individual mortality risk by SLD or SLDI, as the case may be, under life insurance contracts.

     3.17 Reinsurance Retroceded.
         -----------------------

     (a) Insurance Contracts under which either Seller has ceded or retroceded to reinsurers (other than Affiliates of the Sellers) risks included within the Business as of the date hereof are referred to herein as the "Retroceded Reinsurance Contracts." Schedule 3.17(a) identifies each Retroceded Reinsurance Contract with any retrocessionaire to whom SLD or SLDI has retroceded business having, in the aggregate, an in-force face amount in excess of $1,000,000,000 as of June 30, 2004. As of June 30, 2004, the Retroceded Reinsurance Contracts identified on Schedule 3.17(a) constitute at least 95% of the reinsurance recoverable under all Retroceded Reinsurance Contracts and are referred to herein as the "Material Retroceded Reinsurance Contracts." Sellers have made available to Purchaser true and complete copies of the Material Retroceded Reinsurance Contracts and all amendments thereto. Sellers shall use commercially reasonable efforts to produce at or prior to the Closing a schedule of all Retroceded Reinsurance Contracts as of September 30, 2004.

     (b) Except as set forth in Schedule 3.17(b), since December 31, 2003 no retrocessionaire has given notice of termination (provisional or otherwise) in respect of any Material Retroceded Reinsurance Contract. Neither the relevant Seller nor, to the

Knowledge of Sellers, the retrocessionaire is in default in any material respect under any Material Retroceded Reinsurance Contracts. Except as set forth in
Schedule 3.17(b), neither Seller has actual knowledge that any such retrocessionaire is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, or that the financial condition of any such retrocessionaire is impaired to the extent that a default thereunder is reasonably anticipated. Except as disclosed on Schedule 3.17(b), each such Material Retroceded Reinsurance Contract is in full force and effect and is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions. Except as set forth in Schedule 3.17(b), no Material Retroceded Reinsurance Contract contains any provision under which the retrocessionaire may terminate such agreement by reason of the transactions contemplated by this Agreement.

     (c) Except as set forth in Schedule 3.17(c), with respect to each Retroceded Reinsurance Contract that is not a Material Retroceded Reinsurance Contract, (i) since December 31, 2003 no retrocessionaire has given notice of termination (provisional or otherwise) in respect of such Retroceded Reinsurance Contract, (ii) neither the relevant Seller nor, to the Knowledge of Sellers, the retrocessionaire is in default in any material respect under such Retroceded Reinsurance Contract, (iii) neither Seller has actual knowledge that any such retrocessionaire is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, or that the financial condition of any such retrocessionaire is impaired to the extent that a default thereunder is reasonably anticipated, (iv) such Retroceded Reinsurance Contract is in full force and effect and is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions, and (v) such Retroceded Reinsurance Contract does not contain any provision under which the retrocessionaire may terminate such agreement by reason of the transactions contemplated by this Agreement, except for such inaccuracies in clauses (i) through (v) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

     (d) Except as set forth on Schedule 3.17(d), each Retroceded Reinsurance Agreement complies in all material respects with all relevant provisions relating to credit for reinsurance of the insurance laws and regulations of all relevant jurisdictions in which the Business is authorized to be conducted.

     (e) SLD's maximum retention limit as of the date of this Agreement is $4 million per life, plus certain additional amounts as described on Schedule 3.17(e). SLDI's maximum retention limit as of the date of this Agreement is $4 million per life.

     (f) Schedule 3.17(f) is a complete and accurate list of all Retroceded Reinsurance Contracts that have not been executed by some or all of the parties thereto and are referred to herein as the "Unexecuted Retroceded Reinsurance Contracts." Sellers have previously delivered to Purchaser copies of the unexecuted Retroceded Reinsurance Contracts that exist in written form (the "Delivered Unexecuted Retroceded Reinsurance Contracts"). Except as set forth on
Schedule 3.17(f), the terms of each Delivered Unexecuted Retroceded Reinsurance Contract reflect the "material terms" of the reinsurance arrangement with the retrocessionaire named therein. For purposes of this Section, "material terms" shall mean the terms with respect to pricing, recapture, termination of new business, extra contractual obligations, ratings triggers and change of control provisions.

     3.18 Investment Company.
          ------------------

     Neither Seller nor ING is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

     3.19 Employees.
          ---------

     Schedule 3.19 is a true and complete list of each employee of each Seller and any of such Seller's Affiliates (including each such Person on leave) who spends fifty percent (50%) or more of his or her business time performing services for the Business (other than services related to the transactions contemplated hereby) as of the date hereof including each such Person on leave but excluding any such employee who is performing such services in Bermuda (the "Business Employees"), and sets forth each such Business Employee's classification, hire date, department function, office location, current annual salary and most recent annual bonus target and "eligible pay" for purposes of Sellers' Severance Plan. Each Seller is and has been in material compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours.

     3.20 Employee Benefits.
          -----------------

     Each ERISA Plan and each bonus, incentive or deferred compensation, employment, severance, termination, retention, change in control, equity-based, performance or other fringe benefit, employee or retiree benefit plan, program, policy, practice, agreement or arrangement in which Business Employees participate or are eligible to participate, whether sponsored or maintained by Sellers or a Seller Affiliate is a "Seller Plan" and, collectively, they are the "Seller Plans." Sellers have provided or made available to Purchaser copies of each such Seller Plan or a description of each such Seller Plan (if there is no written plan document).

     3.21 Labor Relations.
          ---------------

     None of the Business Employees is a member of a labor union or subject to a collective bargaining agreement or involved in any labor organization activities with respect to their employment with Sellers or their Affiliates. Sellers are not bound by or subject to (and none of their assets are bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested, or, to the Knowledge of Sellers, has sought to represent any of the Business Employees. There are no pending labor disputes with respect to any Business Employees.

     3.22 Brokers or Finders.
          ------------------

     Other than Lehman Brothers Inc., the fees of which will be paid by Sellers, no broker or finder has acted directly or indirectly for Sellers, nor have Sellers incurred any obligation to pay any brokerage or finder's fee or other commission, in connection with the transactions contemplated by this Agreement and the Related Agreements.

     3.23 Absence of Certain Changes and Events.
          -------------------------------------

     Except (i) as disclosed in Schedule 3.23, or (ii) as expressly contemplated by this Agreement and the Related Agreements, since December 31, 2003 the Business has been conducted in the ordinary course consistent with past practices (including, without limitation, with regard to underwriting, pricing, actuarial and investment policies generally) and there has not been:

     (a) any material change in the financial, underwriting, pricing, claims, risk retention, retrocession, investment or accounting policies of Sellers related to the Business, except for any such change as a result of a concurrent change in Applicable Law or SAP;

     (b) to the extent affecting a Business Employee, any (i) employment, deferred or incentive compensation, severance, change in control, retirement or other similar agreement entered into or plan or arrangement established with or with respect to any director, officer or employee (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee, or (iii) change in compensation or other benefits payable to any director, officer or employee, other than increases in compensation and bonuses made in the ordinary course of business consistent with past practice;

     (c) any material transaction or commitment other than any Insurance Contract by Sellers involving assets or rights of either of the Sellers related primarily to the Business other than in the ordinary course of business consistent with past practice (it being agreed that for this subsection (c) and this subsection (c) only, in respect of transactions or commitments that can be measured monetarily, "material" shall mean a transaction or commitment involving the payment or receipt of amounts in excess of $100,000 in any one-year period or $300,000 in the aggregate);

     (d) any loss or termination of any material agreement of the type described in Section 3.10; or

     (e) any change, event or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

     3.24 Books and Records.
          -----------------

     The Books and Records are true, complete and correct in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and constitute all of the files and data necessary for the operation of the Business.

     3.25 Taxes.
          -----

     Except as set forth with reasonable specificity in Schedule 3.25(a):

     (a) (i) Sellers have timely filed (or have had filed on their behalf), in the manner required by Law, all material Tax Returns required to be filed by Sellers and have paid (or have had paid on their behalf) all Taxes due as reflected on such Tax Returns or otherwise due, and all such Tax Returns are true, correct and complete; (ii) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax Authority; and (iii) there are no liens with respect to Taxes upon the Transferred Assets except for liens for Taxes not yet due or for Taxes Sellers (or any Affiliate thereof) are contesting in good faith through appropriate proceedings and such liability for Taxes is appropriately reflected on the Books and Records of Sellers (or any Affiliate thereof).

     (b) Sellers (or any Affiliate thereof) have previously delivered to Purchaser (or any Affiliate thereof) (i) copies of all written material agreements or rulings entered into by Sellers (or any Affiliate thereof) with any Tax Authority with respect to the Business or the ownership, use or operation of the Transferred Assets that could (either pursuant to the terms of such agreement or ruling or the expiration of such agreement or ruling) directly affect the Taxes of Purchaser (or any Affiliate thereof), (ii) income and material premium Tax Returns filed by or with respect to Sellers for their 2000-2003 taxable years and (iii) any revenue agents' report or similar claim for a material amount of additional Taxes (a "Tax Claim") received by Sellers (or any Affiliate thereof) from any Tax Authority for such taxable years and all written materials provided by Sellers (or any Affiliate thereof) to any Tax Authority in connection with any such Tax Claim.

     (c) To the Knowledge of Sellers, there are no Tax jurisdictions in which Sellers (or any Affiliate thereof) own the Transferred Assets or conduct the Business that require a notification to a Tax Authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearances in connection therewith, would either require Purchaser (or any Affiliate thereof) to withhold any portion of the consideration or would subject Purchaser (or any Affiliate thereof) to any liability for any Taxes of Sellers (or any Affiliate thereof).

     (d) To the Knowledge of Sellers, the insurance or investment policies, plans, or contracts, financial products, employee benefit plans, individual retirement accounts, or any similar or related policy, contract, plan or product, whether individual, group or otherwise, including annuity contracts, life insurance contracts and variable contracts (the "Direct Insurance Contracts") reinsured by the Sellers from any Person and constituting part of the Business materially comply (and have materially complied since the time of issuance, assumption, modification, exchange or sale) with all applicable requirements, if any, of Code Sections 7702, 7702A and 7702B and the rules and Treasury Regulations thereunder, relating to the qualifications and/or tax treatment for which the Direct Insurance Contracts were intended to qualify (including any record-keeping and administrative services requirements imposed under such Code Sections).

                                   ARTICLE IV

     Representations and Warranties of Purchaser and Purchaser Subsidiaries
     ----------------------------------------------------------------------

     Purchaser and each Purchaser Subsidiary hereby represent and warrant to Sellers as follows (it being understood that each Purchaser Subsidiary makes only those representations and warranties that specifically relate to it):

     4.1 Status of Purchaser Entities.
         ----------------------------

     Each of Scottish Annuity & Life, Purchaser and each Purchaser Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Purchaser and each Purchaser Subsidiary has full corporate power and authority to conduct its business as it is now being conducted.

     4.2 Enforceability.
         --------------

     Each of Scottish Annuity & Life, Purchaser and each Purchaser Subsidiary has full corporate power and authority to execute and to deliver this Agreement and the Related Agreements, as applicable, and to carry out the transactions contemplated herein and therein. Each of Scottish Annuity & Life, Purchaser and each Purchaser Subsidiary has taken all necessary corporate action to authorize its execution and performance of this Agreement and the Related Agreements, as applicable. This Agreement and each of the Related Agreements is the valid and binding obligation of each of Scottish Annuity & Life, Purchaser and each Purchaser Subsidiary, as applicable, and enforceable against each of Scottish Annuity & Life, Purchaser and each Purchaser Subsidiary, as applicable, in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Assuming the consents and approvals referred to in Sections 3.3 and 4.7 are obtained, the execution, delivery and performance of this Agreement and each of the Related Agreements by each of Scottish Annuity & Life, Purchaser and each Purchaser Subsidiary, as applicable, will not, with or without the giving of notice or passage of time or both, (i) conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of any mortgage, deed of trust, lease, license agreement or other agreement to which Scottish Annuity & Life or Purchaser or any Purchaser Subsidiary is a party or by which it is bound or affected, (ii) conflict with or result in a default under any provision of the certificate of incorporation or by-laws of Scottish Annuity & Life or Purchaser or any Purchaser Subsidiary, or any effective resolution of the directors or stockholders of Scottish Annuity & Life or Purchaser or any Purchaser Subsidiary, or (iii) conflict with or result in a violation of any Legal Requirement; provided, that no representation or warranty is made in the foregoing clause (i) or (iii) with respect to matters that, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the ability of Scottish Annuity & Life, Purchaser and the Purchaser Subsidiaries to consummate the transactions contemplated by this Agreement and the Related Agreements.

     4.3 Certain Proceedings.
         -------------------

     There is no pending action against Scottish Annuity & Life, Purchaser or any Purchaser Subsidiary in any court or with any Governmental Authority that challenges or may reasonably be expected to have the effect of preventing or delaying or making unlawful the consummation of the transactions contemplated by this Agreement and the Related Agreements. To Purchaser's Knowledge, no such proceeding has been threatened.

     4.4 Financial Statements.
         --------------------

     Sellers have received the audited balance sheet and income statement of Scottish Annuity & Life, Purchaser, SRUS and Scottish Re Life as of December 31, 2003, and the unaudited balance sheet and income statement of Purchaser, SRUS and Scottish Re Life as of June 30, 2004 (the "Purchaser Financial Statements"). The Purchaser Financial Statements fairly present in accordance with SAP, or with respect to the Purchaser, GAAP, the financial condition of Scottish Annuity & Life, Purchaser, SRUS and Scottish Re Life as of and for the periods ending on the dates thereof.

     4.5 Ratings.
         -------

     Purchaser has no reason to believe as of the date hereof that the claims-paying ability, financial strength or other ratings by A.M. Best Company, Inc. or any other rating agency of Scottish Annuity & Life, Purchaser or any Purchaser Subsidiary (other than potential changes in "outlook" or "watch" or similar terms employed by any such rating agency) will be adversely affected by the announcement or consummation of the transactions contemplated hereby.

     4.6 Brokers or Finders.
         ------------------

     Other than Bear Stearns & Co. Inc., the fees and expenses of which shall be paid by Purchaser, neither Purchaser nor any of its Affiliates has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Related Agreements and the transactions contemplated hereby or thereby.

     4.7 Purchaser's Approvals.
         ---------------------

     Except as set forth on Schedule 4.7, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person, is required to be made or obtained by Scottish Annuity & Life, Purchaser or any Purchaser Subsidiary in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

     4.8 Investment Company.
         ------------------

     None of Scottish Annuity & Life, Purchaser and the Purchaser Subsidiaries is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

     4.9 Financing.
         ---------

     Purchaser and its Affiliates have available, and at the Closing will have available, sufficient capital to consummate the transactions contemplated by this Agreement and the Related Agreements and sufficient cash to pay all related fees and expenses required to be paid by Purchaser hereunder and thereunder.

     4.10 Purchaser Licenses.
         -------------------

     Each of Purchaser and Purchaser Subsidiaries has all Permits necessary to:
(a) conduct the Business in the manner and in the areas in which the Business is presently being conducted; and (b) perform its obligations under this Agreement and each Related Agreement. Purchaser and each Purchaser Subsidiary is in material compliance with the terms of such Permits. As of the date of this Agreement, there is no suit, proceeding or investigation with respect to revocation, cancellation, suspension or nonrenewal of any such Permit, which is pending or, to the Knowledge of Purchaser, threatened in writing.


                                   ARTICLE V

                  Additional Agreements of Seller and Purchaser
                  ---------------------------------------------

     5.1 Conduct of Business.
         -------------------

     Except as set forth on Schedule 5.1 or as otherwise expressly provided in this Agreement or the Related Agreements or as expressly required to consummate the transactions contemplated hereby and thereby, during the period from the date hereof through the Closing Date (unless Purchaser shall otherwise approve in writing, such approval not to be unreasonably withheld, conditioned or delayed) each Seller with respect to the Business or the ownership, use or operation of the Transferred Assets:

     (a) shall exercise its commercially reasonable efforts to maintain itself at all times in all material respects as a corporation duly organized, validly existing, in good standing, and duly qualified to conduct the Business;

     (b) shall conduct the Business and maintain its Books and Records in the ordinary course consistent with past practice and it shall exercise its commercially reasonable efforts not to commit any act which constitutes a material breach of or default under any contract, agreement, plan, lease, policy, or Permit or fail to comply in any material respect with any Applicable Law;

     (c) shall use its commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, retrocessionaires, agents, brokers, distributors, creditors, lessors, employees and business associates;

     (d) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms;

     (e) shall not enter into any material contract that would constitute an Assigned Contract, other than in the ordinary course of business consistent with past practice;

     (f) shall not acquire any material asset that would constitute a Transferred Asset other than in the ordinary course of business consistent with past practice;

     (g) shall not sell, transfer, pledge or otherwise convey or dispose of or create any Encumbrance on any Transferred Assets other than a Permitted Encumbrance and other than sales, transfers and disposals of any assets of the type described under clause (vii) of the definition of Transferred Assets which are not material;

     (h) shall not terminate, or in any manner material thereto modify, amend or waive compliance with, any provision of any of the Insurance Contracts or any of the contracts set forth in Schedule 3.10(a) other than in the ordinary course of business consistent with past practice;

     (i) shall not enter into any new retrocession agreements relating to the Business other than in the ordinary course of business consistent with past practice;

     (j) shall not change any accounting, financial, underwriting, pricing, actuarial, claims, administrative, marketing, reserving, risk retention, retrocession, investment or accounting policies of Sellers related to the Business, except for any such change as a result of a concurrent change in Applicable Law or SAP;

     (k) except as previously agreed to in writing by Sellers and Purchaser, shall not directly or indirectly, allow, or otherwise facilitate the transfer of Business Employees to positions not involved in the Business or the transfer of other Seller or Seller Affiliate employees to employment in the Business;

     (l) shall not (i) adopt any plan that would constitute a Seller Plan or amend any Seller Plan in a manner that would increase any of the obligations of Purchaser or an Affiliate of Purchaser specified in Section 5.8 other than as required by Applicable Law, (ii) enter into any agreement with any Business Employee regarding his or her employment, compensation or benefits, (iii) increase the benefits of Business Employees, (iv) increase the compensation of Business Employees, or (v) increase (other than as a result of a compensation increase permitted by the preceding clause) the amount of severance payable to any Business Employee;

     (m) shall not undertake any of the actions specified in Section 3.23;

     (n) shall not conduct the Business in any manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

     (o) shall not authorize or enter into an agreement or arrangement of any kind to do any of the foregoing; and

     (p) shall not (i) file any Tax Return in a manner inconsistent with past custom and practice, except as may be required by a change in Law after the date hereof, (ii) make or change any election concerning any Taxes, change any Tax accounting method, enter into any closing agreement with respect to Taxes, file any amended Tax Return, settle any Tax Claim or assessment or (iii) obtain or enter into any Tax ruling or other Tax agreement, contract, understanding, arrangement or plan with a Governmental Authority, in each case only to the extent such change could reasonably be expected to directly and materially affect the Taxes of Purchaser (and any Affiliate thereof) for any Tax period (or portion thereof) beginning after the Closing Date.

     5.2 Expenses.
         --------

     Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Purchaser and Sellers shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby or thereby, including without limitation, all fees and expenses of Representatives.

     5.3 Access; Certain Communications.
         ------------------------------

     (a) Between the date of this Agreement and the Closing Date, subject to any Applicable Law relating to antitrust, employment or privacy issues and subject to the rules applicable to visitors at Sellers' offices generally, Sellers shall afford to Purchaser and its Representatives copies of (at Sellers' expense) and access to, upon reasonable notice and during normal business hours, to all Books and Records, contracts, documents and information of or relating to the assets, liabilities, business, operations and other aspects of the Business. In the event that any Purchaser request for such access would not violate any Applicable Law relating to employment or privacy if a waiver were obtained from any Business Employee, Sellers shall use commercially reasonable efforts to obtain such a waiver. Sellers shall cause the Business Employees, other employees of Sellers, their Affiliates and their respective Representatives to provide reasonable assistance to Purchaser in its investigation of matters relating to the transactions contemplated hereby; provided, however, that Purchaser's investigation shall be conducted in a manner which does not interfere with Sellers' or their Affiliates' normal operations, customers and employee relations. Without limiting any of the terms thereof, the terms of the Confidentiality Agreement shall govern Purchaser's and its Representatives' obligations with respect to all confidential information with respect to the Business and Sellers and their Affiliates and other related Persons, which has been provided or made available to them at any time, including during the period between the date of this Agreement and the Closing Date.

     (b) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of confidentiality hereof, as they relate to the transactions contemplated hereby, shall not apply to the federal Tax structure or federal Tax treatment of such transactions, and each party to this Agreement (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal Tax structure and federal Tax treatment of such transaction.

     5.4 Regulatory Matters; Third Party Consents; Assigned Contracts.
         ------------------------------------------------------------

     (a) Sellers and Purchaser shall cooperate and use commercially reasonable efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Authority necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, the Related Agreements and any other agreements contemplated hereby or thereby, including, without limitation, as set forth on Schedule 3.3 and Schedule 4.7. Sellers and Purchaser shall also cooperate and use commercially reasonable efforts to obtain approval or non-disapproval letters from the domiciliary insurance departments of SLD and any Purchaser Subsidiary who is, or will become, a party to any Reinsurance Agreement. Purchaser and Sellers will provide each other and their counsel the opportunity to review in advance and comment on all such filings with any Governmental Authority. Purchaser and Sellers will keep each other informed of the status of matters relating to obtaining the regulatory approvals specified in Schedule 3.3 and
Schedule 4.7. Purchaser shall also provide Sellers opportunity to review and comment on the business plan of Newco prior to Purchaser's filing with the Bermuda Monetary Authority of such plan. It is expressly understood by the parties hereto that each party shall use commercially reasonable efforts to obtain permission for the Representatives of both Purchaser and Sellers to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with a Governmental Authority or other organization relating to this Agreement or a Related Agreement. In furtherance of the foregoing, Purchaser and Sellers shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

     (b) Sellers and Purchaser shall cooperate and use commercially reasonable efforts to obtain all consents, approvals and agreements of any third Person other than a Governmental Authority set forth on Schedules 3.3 and 4.7, respectively. In the event and to the extent that Sellers and Purchaser are unable to obtain any such consents, approvals or agreements of any such Person
(i) Sellers shall use commercially reasonable efforts in cooperation with Purchaser to (A) provide or cause to be provided to Purchaser or a Purchaser Subsidiary the benefits of any agreement with any such Person, and (B) enforce for the account of Purchaser or a Purchaser Subsidiary any rights of Sellers arising from any such agreement, and (ii) Purchaser or a Purchaser Subsidiary shall use commercially reasonable efforts to perform the obligations of Sellers arising under any such agreement, to the extent that, by reason of the transactions consummated pursuant to this Agreement or otherwise, Purchaser or a Purchaser Subsidiary has control over the resources necessary to perform such obligations to the extent such obligations are Assumed Liabilities. If and when any such consent, approval or agreement shall be obtained with respect to any Assigned Contract, the applicable Seller shall promptly assign all of its rights and obligations thereunder to Purchaser or a Purchaser Subsidiary without the payment of further consideration and Purchaser or a Purchaser Subsidiary shall, without the payment of any further consideration therefor, assume such rights and obligations and the applicable Seller shall be relieved of any and all obligation or liability hereunder.

     (c) In the event Purchaser or Sellers discover after Closing that one or more contracts utilized in, but not material to, the Business (collectively the "Nonmaterial Contracts") were inadvertently omitted from Schedule 1.1(a), Sellers or Purchaser, as applicable, shall give prompt written notice to the other party or parties identifying the Nonmaterial Contract and Sellers shall provide Purchaser with a brief description of the terms thereof. Purchaser shall thereafter notify Sellers as to whether Purchaser will:

          (i) accept the assignment of such Nonmaterial Contract, in which case, as between Purchaser and Sellers, such Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to list such Nonmaterial Contract on Schedule 1.1(a), be transferred as of the Closing pursuant to the Assignment and Assumption Agreement; or

          (ii)reject the assignment of such Nonmaterial Contract, in which case
(A) neither this Agreement nor the Assignment and Assumption Agreement nor any other Related Agreement shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Nonmaterial Contract, and (B) Sellers shall retain such Nonmaterial Contract and all liabilities arising therefrom or relating thereto; provided, however, that in the event Purchaser rejects the assignment of any such Nonmaterial Contract in accordance with the provisions of this Section 5.4(c)(ii), Purchaser may not thereafter make a claim for indemnification under Section 10.1 below based on such failure to identify and/or transfer such Nonmaterial Contract to Purchaser.

     5.5 Further Assurances.
         ------------------

     Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, at or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. In the event that Purchaser believes, based upon further review of the Business prior to Closing, that the aggregate amount to be deposited in the SLD Security Trust Account and the SLDI Security Trust Account should be allocated differently from the allocation set forth in Sections 2.4(c) and (d) hereof, Sellers shall consider such reallocation in good faith and shall not unreasonably withhold their consent to the proposed reallocation.

     5.6 Notification of Certain Matters.
         -------------------------------

     (a) Each party shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event or the existence of any condition, fact, state of circumstances, development, action or omission that (A) in the case of Sellers, has had or would reasonably be expected to have a Material Adverse Effect or, in the case of Purchaser and Purchaser Subsidiaries, has had or would reasonably be expected to have a material adverse effect on Purchaser and the Purchaser Subsidiaries to consummate the transactions contemplated by this Agreement and the Related Agreements, or (B) has caused or would reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date (except to the extent such representations and warranties are given as of a particular date or period and relate solely to such particular date or period), and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     (b) Sellers shall, no less than three (3) calendar days prior to the Closing, by notice to Purchaser, provide or supplement any Schedule to reflect any change or event that occurs after the date of this Agreement; provided, that such supplemental schedules shall not be deemed to have been disclosed as of the date hereof, to constitute a part of, or an amendment or supplement to, Sellers' disclosure schedules, or to cure any breach or inaccuracy of a representation or warranty, unless so agreed to in writing by Purchaser.

     (c) Each party shall use commercially reasonable efforts to cause the conditions set forth in Articles VI and VII to be satisfied.

     5.7 Maintenance and Transfer of Records.
         ----------------------------------

     Through the Closing Date, Sellers shall maintain the Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained prior to the execution of this Agreement. At the Closing, Sellers will transfer the Books and Records to Purchaser; provided that Sellers shall be entitled to retain such copies of the Books and Records
(i) as are necessary for Sellers to provide services under the Transition Services Agreement or (ii) as Sellers are required to retain under Applicable Law. From and after the Closing Date, each of the parties hereto shall permit any other party hereto reasonable access, subject to the rules applicable to visitors at the relevant party's offices generally and provided such access does not unreasonably interfere with the business or operations of the party providing such access, to any applicable books and records in its possession relating to the Business, to the extent that the requesting party has a reasonable business purpose for requesting such access and such reason relates to this Agreement, the Related Agreements or the transactions, rights and obligations contemplated hereby and thereby. Sellers agree, (A) with respect to the information that is existing and in Sellers' possession at Closing, for a period of two (2) years from the Closing Date and (B) with respect to the information that is created or comes into Sellers' possession after the Closing Date, for a period of two (2) years after the relevant information is created or comes into the possession of Sellers, to maintain the confidentiality of information contained in any books and records to the same degree that Purchaser is required to maintain the confidentiality of "Evaluation Materials" under the Confidentiality Agreement. Notwithstanding any other provision of this Section 5.7, access to any Books and Records may be denied to the requesting party if the other party is required under any Applicable Law relating to antitrust, employment or privacy issues to deny such access. In the event that any request for such access would not violate any Applicable Law relating to employment or privacy if a waiver were obtained from an employee, the party that employs such employee shall use commercially reasonable efforts to obtain such a waiver.

     5.8 Employee Matters.
         ----------------

     (a) Beginning on the date of this Agreement, Sellers shall make reasonable efforts to obtain from each Business Employee as soon as practicable thereafter consent to release to Purchaser all information (the "Employee Information") reasonably requested by Purchaser in writing about such Business Employees in order for Purchaser or a Purchaser Affiliate to decide to whom Purchaser or such Purchaser Affiliate will offer employment, subject, in each case, to any restrictions on the provision of such information under Applicable Law. Sellers shall provide the Employee Information to Purchaser within five (5) calendar days after the date of this Agreement or, with respect to any specific Business Employee, as soon as reasonably practical after Sellers obtain the Business Employee's consent, if later. Sellers shall permit the Purchaser or a Purchaser Affiliate to have reasonable access to the Business Employees beginning on the date of this Agreement. No later than forty-five (45) calendar days after the date of this Agreement, Purchaser or a Purchaser Affiliate shall identify and provide to Sellers a written list of the Business Employees to whom Purchaser or a Purchaser Affiliate will offer employment effective as of the Closing Date. Each such offer of employment to a Business Employee shall be for a position that provides equal or greater base pay plus bonus opportunity compared to the position that the Business Employee held with a Seller or any Seller Affiliate as of the day immediately preceding the Closing Date and at a jobsite not in excess of fifty (50) miles from the Business Employee's jobsite on such date, each as disclosed in Schedule 3.19. Sellers agree to cooperate with Purchaser or a Purchaser Affiliate in its efforts to hire such Business Employees. Business Employees who become employed by Purchaser or by a Purchaser Affiliate in connection with the transactions contemplated by this Agreement shall be referred to herein as "Transferred Employees." Purchaser shall have no liability or responsibility for, and Sellers shall have sole liability and responsibility for, any and all severance pay and other employment termination obligations for all Business Employees who are not offered employment by Purchaser or a Purchaser Affiliate or who otherwise do not become Transferred Employees. Notwithstanding the foregoing, Sellers shall have no liability or responsibility for any Purchaser Assumed Employee Liabilities. Sellers shall have no liability or responsibility for, and Purchaser and its Purchaser Affiliates shall have sole liability and responsibility for, any and all severance pay and other employment termination obligations for Transferred Employees to the extent such obligations relate to termination of employment with Purchaser or a Purchaser Affiliate. Nothing in this Section 5.8(a) is intended to or shall require Purchaser or its Affiliates to employ or continue to employ any such employee for any period of time following the Closing Date or to continue to maintain any term or condition of employment, including, without limitation, the position, title, compensation, location or employer, with respect to any such employee or otherwise to treat any such employee on any basis other than as an employee-at-will.

     (b) Service by the Transferred Employees with Sellers or any of their Affiliates shall be recognized under each benefit plan, program or arrangement established, maintained or contributed to by Purchaser or any of its Affiliates after the Closing Date for the benefit of the Transferred Employees, for purposes of eligibility to participate, eligibility for early retirement, vesting, and the amount or level of benefits under any vacation, disability, sick pay or severance plan, but in no event shall such service prior to the Closing Date be required to be taken into account in (i) determining the accrual of benefits under any defined benefit pension plan or (ii) to the extent such benefit plan, program or arrangement established, maintained or contributed to by Purchaser or any of its Affiliates does not recognize service during such period.

     (c) Any Transferred Employee whose employment is terminated for any reason other than for Cause within twenty-four (24) months after the Closing Date shall receive a severance benefit package that is the greater of (i) the severance benefit package that would be provided under the Sellers' Severance Plan as in effect for such employee on the day immediately prior to the Closing Date, and
(ii) the severance benefit package that would be provided under the severance benefit arrangements, plans, programs or contracts as in effect on the day immediately prior to the Closing Date for employees of the Purchaser or its Affiliate that employs the Transferred Employee.

     (d) Purchaser shall, or shall cause the applicable entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare plan (within the meaning of section 3(1) of ERISA) in which such Transferred Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Business Employees and that have not been satisfied as of the Closing Date under any such welfare plan under which the Business Employees are covered immediately prior to the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date (and during the then current plan year of the applicable Purchaser welfare plan) in satisfying any applicable deductible or out-of-pocket requirements under any such welfare plans that such Transferred Employees are eligible to participate in after the Closing Date.

     (e) From and after the Closing Date, except as otherwise specified in this
Section 5.8, each Transferred Employee shall be eligible to participate in all employee benefit plans, programs, policies and arrangements of Purchaser and its Affiliates on the same basis as similarly situated employees of Purchaser. For the avoidance of doubt, the determination of whether employees are similarly situated will take into account the total mix of characteristics of each employee's position, including, without limitation, job title, level of responsibility and rate of compensation.

     (f) Sellers shall be solely responsible for providing required notices under COBRA to any M&A Qualified Beneficiaries (as defined in Treas. Reg.
Section 54.4980B-9, Q&A 4) and Sellers shall provide or cause to be provided continuation coverage under COBRA to such individuals. Sellers agree to indemnify, defend and hold Purchaser and Purchaser Affiliates harmless from and against any and all liabilities, losses, claims, demands, costs, expenses (including, without limitation, actual attorneys' fees, expenses and costs) and any other liability that Purchaser or Purchaser Affiliates may incur as a result of either Seller's failure to provide the required COBRA continuation notice or coverage to M&A Qualified Beneficiaries. With respect to any Transferred Employee who has a "qualifying event" (as that term is defined in Code Section 4980 B(f)(3)) after the Closing Date, Purchaser or a Purchaser Affiliate shall be solely responsible for any required COBRA continuation coverage under the group health plan maintained by Purchaser or a Purchaser Affiliate in which such Transferred Employee participated at the time of termination.

     (g) Sellers and their Affiliates shall retain all liabilities under or relating to any liability or obligation arising under or relating to any Employee Benefit established, maintained, sponsored or contributed to by either Seller or any Seller ERISA Affiliate and any obligation to pay salaries, wages and bonuses to the Business Employees other than the obligation to pay salaries, wages and bonuses to Transferred Employees with respect to periods following the Closing Date, and neither Sellers nor any Seller Affiliates shall assume any liability or obligation arising under or relating to any Employee Benefit Plan established, maintained, sponsored or contributed to by Purchaser or any Purchaser ERISA Affiliate.

     (h) From and after the Closing Date, Sellers and Purchaser shall cooperate to ensure an orderly transition of the Transferred Employees.

     (i) The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the "Warn Act") as a result of the transactions contemplated by this Agreement. Sellers shall be responsible for providing any notification that may be required under the Warn Act with respect to the Business Employees to the extent such obligation arises prior to the Closing Date. From and after the Closing Date, Purchaser shall be responsible for providing any notification that may be required under the Warn Act with respect to its employees, including the Transferred Employees.

     5.9 Intellectual Property; Computer Programs.
         ----------------------------------------

     (a) On the Closing Date, Sellers or an Affiliate of Sellers will enter into the Trademark and Trade Name License Agreement with Purchaser or a Purchaser Subsidiary to license to Purchaser or such Purchaser Subsidiary certain Trademarks owned by Sellers or their Affiliates and used primarily in the conduct of the Business.

     (b) On the Closing Date, Purchaser or a Purchaser Subsidiary will enter into the Technology Transfer and License Agreement with Sellers or one or more Affiliates of Sellers.

     (c) With respect to each Licensed Computer Program:

          (i) Sellers will use commercially reasonable efforts to (A) assign to Purchaser or an Affiliate of Purchaser the Licensed Computer Program License under which such Licensed Computer Program is currently used and provide to Purchaser or an Affiliate of Purchaser any utilities, macros and spreadsheet definitions related thereto, or (B) obtain on behalf of the Purchaser or an Affiliate of Purchaser, at Purchaser's request, a separate license agreement to use such programs (including such utilities, macros and spreadsheet definitions related thereto) for a duration equal to the term (or the portion thereof) remaining under the applicable Licensed Computer Program License so that as of the Closing Date Purchaser will have the right to use such Licensed Computer Program in the same manner used by Sellers prior to the Closing Date subject to the terms of the applicable Licensed Computer Program License and to such other written agreements as may be entered into pursuant to this Section 5.9.

          (ii) Sellers, on the one hand, and Purchaser, on the other hand, shall share equally the cost of procuring rights from third party vendors of each Licensed Computer Program in complying with the provisions of this Section 5.9(c); provided that, each party shall bear its own costs of reviewing and negotiating any agreements required for the implementation of this Section 5.9(c); provided, further, that Purchaser shall be exclusively responsible for payment of continuing seat charges, upgrade and maintenance fees, and for performance of other contractual obligations arising with respect to use by it after the Closing Date of such Computer Programs licensed or assigned to the Purchaser pursuant to this Section 5.9(c).

          (iii) Sellers shall keep Purchaser informed on a contemporaneous basis as to the general progress of negotiations with each of the licensors and Purchaser shall have the right to participate in such negotiations at its election.

     (d) Notwithstanding any other provision of this Section 5.9, if despite commercially reasonable efforts of Sellers to obtain on behalf of Purchaser the rights described in subsection (c) of this Section 5.9, such rights cannot be obtained at a reasonable cost, or cannot be obtained at all,

          (i) with respect to any Embedded Computer Programs, Sellers shall, at their election, either (A) use commercially reasonable efforts during the term of the Transition Services Agreement to (x) subject to any required third-party consents, provide Purchaser with the benefits of any such Embedded Computer Program and (y) assist Purchaser in an orderly transition to an alternative solution; provided that Purchaser shall not incur any additional costs or fees under the Transition Services Agreement with respect to any such services, or (B) pay the full cost of Purchaser's procuring and licensing (which license shall contain reasonable market terms, be for the sole benefit of Purchaser or an Affiliate of Purchaser and be subject to Sellers' consent, which consent shall not be unreasonably withheld) substitute Computer Programs that will perform all of the functions of any Embedded Computers Programs the benefits of which Sellers were unable to provide to Purchaser and the Licensed Computer Program Licenses relating to the Embedded Computer Programs which Sellers were unable to assign to Purchaser; provided, that if the actions described in clause (A) above are insufficient to support the needs of the Business, as determined by Purchaser in good faith, then Sellers shall be required to take the actions described in clause (B); and

          (ii) with respect to any Licensed Computer Programs other than the Embedded Computer Programs, Sellers shall either (A) use commercially reasonable efforts during the term of the Transition Services Agreement to
     (x) subject to any required third-party consents, provide Purchaser with the benefits of any such Licensed Computer Programs that are material to the operation of the Business by Sellers at the time of Closing and (y) assist Purchaser in an orderly transition to an alternative solution; provided that Sellers on the one hand and Purchaser on the other hand shall share equally any costs or fees incurred with respect to any such services provided pursuant to this clause (ii)(A), or (B) if the actions described in clause (A) above are insufficient to support the needs of the Business, as determined by Purchaser in good faith, or at Sellers' option, share equally with Purchaser the cost of Purchaser's procuring and licensing (which license shall contain reasonable market terms and be for the sole benefit of Purchaser or an Affiliate of Purchaser) substitute Computer Programs that will perform all of the functions of any other Licensed Computer Programs the benefits of which Sellers were unable to provide to Purchaser and the Licensed Computer Program Licenses relating to which Sellers were unable to assign.

For the avoidance of doubt, the "Embedded Computer Programs" shall consist of the e-Wam tools from Wyde obtained pursuant to the CGI agreement and the IMR Framework Tools from CGI. The foregoing provisions in this Section 5.9(d) shall not limit in any way Sellers' obligations under Section 3.13 or this Section 5.9, nor do they limit Purchaser's right to seek damages if Sellers fail to use commercially reasonable efforts to obtain the rights for Purchaser as described in this Section 5.9(c). Any services provided to Purchaser pursuant to clauses
(i)(A) or (ii)(A) of this Section 5.9(d) will be provided pursuant to the Transition Services Agreement and in accordance with the terms and conditions thereof.

     (e) If any Computer Program not previously scheduled is placed in service in the Business between the date of this Agreement and the Closing Date, such Computer Program shall be subject as of the Closing Date to the representations and warranties set forth in Section 3.13 and shall be added as of the Closing Date to Schedule 3.13(a) if it is an Owned Principally-Used Computer Program,
Schedule 3.13(b) if it is an Owned Generally-Used Computer Program, or Schedule 3.13(c) if it is a Licensed Computer Program, or Schedule 3.13(d) if it is a Retained Computer Program required to be listed on such schedule pursuant to the terms of Section 3.13(d). Sellers shall notify Purchaser in writing as soon as reasonably practicable after Sellers' decision to add any such Computer Program to a schedule (but in any event not less than fifteen (15) business days prior to the Closing Date). If any new Data or Database is created between the date of this Agreement and the Closing Date, such Data or Database shall be subject as of the Closing Date to the representations and warranties set forth in Section 3.12.

     5.10 Real Property Leases.
          --------------------

     (a) With respect to each Business Lease, the lessee (either Seller or an Affiliate) shall sublease or license to Purchaser or a Purchaser Subsidiary for a period following Closing as determined by Purchaser and communicated to Sellers within thirty (30) calendar days from the date hereof. The sublease or license will provide that occupancy of such real property pursuant thereto shall be subject to the terms of the relevant lease and shall be at a rental equal to all rental and other charges provided in such lease. Such sublease or license shall be in a form reasonably acceptable to Sellers and Purchaser.

     (b) If, after commercially reasonable efforts by Sellers to obtain landlord consents to lease subleases and licenses described in Section 5.10(a), such consents are not granted or are subject to price or other conditions deemed unreasonably burdensome by Purchaser or Sellers, Purchaser or a Purchaser Subsidiary agrees to vacate any applicable real property as soon as reasonably practicable, but in no event later than ninety (90) Business Days after the later of the (i) the Closing Date, or (ii) the date on which such negotiations with respect to such consent are terminated. All costs of relocating Transferred Employees pursuant to this subsection shall be borne by Sellers, but all rental charges for replacement premises, shall be borne by Purchaser.

     5.11 Quarterly Financial Information.
          -------------------------------

     (a) From the date hereof through the Closing Date, SLD shall make available to Purchaser, when completed, the unaudited statutory statements of SLD and Purchaser shall make available to Sellers, when completed, the unaudited statutory statements of SRUS and Scottish Re Life, as of the end of, and for, each fiscal quarter (collectively, the "Quarterly Statutory Statements").

     (b) The Quarterly Statutory Statements when completed, will present fairly, in all material respects, the financial condition and results of operations of SLD, SRUS or Scottish Re Life, as the case may be, as of and for the periods therein specified and, will be prepared in accordance with SAP, in the case of SLD, and the statutory accounting practices prescribed or permitted by the insurance regulatory authorities applicable to SRUS or Scottish Re Life, in the case of SRUS and Scottish Re Life, except as expressly set forth within the subject financial statements, including the notes thereto (subject to normal year-end audit adjustments).

     5.12 Letters of Credit; Guaranties.
          -----------------------------

     (a) Other than any letter of credit that is the subject of Section 5.24 hereof, prior to Closing, with respect to any Assigned Contract or Assumed Reinsurance Contract that requires a Seller or an Affiliate of Sellers to maintain or guaranty a letter of credit for the benefit of the ceding company or other party, the relevant account party of such letter of credit shall instruct the issuing bank or banks not to renew any outstanding letter of credit so that such letter of credit will expire on its first expiry date after the Closing Date. Upon such expiration, Purchaser or a Purchaser Affiliate shall substitute its own letter of credit for the expiring letter of credit. With respect to any Assigned Contract or Assumed Reinsurance Contract as to which such a substitution requires the consent of the ceding company or other party to such Assigned Contract or Assumed Reinsurance Contract, the parties shall use commercially reasonable efforts to obtain such consent. To the extent any such consents have not been obtained prior to the Closing, the relevant Seller or Affiliate of Sellers shall continue to maintain or guaranty the relevant letters of credit and the parties hereto shall continue their efforts to obtain such consents after the Closing; provided, however, that if either Seller or an Affiliate of Sellers is required to maintain or guaranty any such letters of credit after the Closing, Purchaser shall immediately reimburse such Seller or such Affiliate for any cost incurred by such Seller following the Closing to maintain or guaranty any such letter of credit and for the amount of any draw against such letter of credit or guaranty (including without limitation any interest imposed on such draw).

     (b) With respect to any Assumed Reinsurance Contract or Assigned Contract the obligations under which are guaranteed by any Affiliate of the Sellers (including, in the case of SLDI, any guaranty by SLD), Sellers and Purchaser agree to use all commercially reasonable efforts to obtain all necessary consents from the relevant ceding company or other party prior to the Closing to substitute a guaranty of Purchaser with respect to such Assumed Reinsurance Contract or Assigned Contract. To the extent any such consents have not been obtained prior to the Closing, the relevant Seller shall cause the relevant Affiliate to continue to maintain the relevant guaranty and the parties hereto shall continue their efforts to obtain such consents after the Closing; provided, however, that if any Affiliate of Sellers is required to maintain any such guaranty after the Closing, Purchaser shall immediately reimburse such Seller or Affiliate of Sellers for any amount paid or incurred by such entity pursuant to such guaranty.

     (c) With respect to any Assumed Reinsurance Contract or Assigned Contract under which either Seller or any Affiliate of the Sellers has a commitment to assume such Assumed Reinsurance Contract or Assigned Contract or assumption reinsure certain insurance policies (a "Standby Commitment"), to the extent either Seller or any Affiliate of the Sellers is required to assume the relevant Assumed Reinsurance Contract or Assigned Contract or assumption reinsure the relevant policies, Purchaser or a Purchaser Subsidiary shall immediately assume such Assigned Contract or reinsure on a 100% coinsurance basis such Assumed Reinsurance Contract or such policies as if such Assumed Reinsurance Contract or policies were Insurance Contracts.

     5.13 Cooperation after Closing.
          -------------------------

     After the Closing, Sellers and Purchaser shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the Related Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the Related Agreements.

     5.14 Regulatory Compliance.
          ---------------------

     Purchaser and Sellers and their agents, Representatives and Affiliates shall comply in all material respects with all Applicable Law in performing their obligations under this Agreement and the Related Agreements. In addition, Purchaser shall ensure that each Purchaser Subsidiary shall hold any Permit required for such Purchaser Subsidiary to perform such Related Agreement in compliance in all material respects with Applicable Law.

     5.15 Use of Names.
          ------------

     (a) On the Closing Date, Purchaser, Purchaser Subsidiaries, Sellers and certain Affiliates of Sellers, as applicable, shall enter into the Trademark and Trade Name License Agreement.

     (b) Notwithstanding any inference contained herein or prior course of conduct to the contrary, except as expressly provided herein or in the Trademark and Trade Name License Agreement, in no event shall Purchaser or any of its Affiliates have any right to use, nor shall Purchaser or any of its Affiliates use, the Trademarks, trade names, service marks, corporate names or acronyms of Sellers or any of their Affiliates, including the Trademarks, service marks, names and acronyms set forth in Schedule 5.15(a), or any Intellectual Property, domain name or URL (or any application or registration therefor) related to those listed in Schedule 5.15(a), owned by, licensed to or used by Sellers or any of their Affiliates, or any other name, mark, acronym or domain name that is confusingly similar to such marks, corporate names or acronyms of Sellers. For the avoidance of doubt, nothing in this Section 5.15(b) shall limit Purchaser's rights in and to the Owned Intellectual Property identified as part of the Transferred Assets on Schedule 1.1(h)-1 on and after the Closing.

     (c) The parties hereto acknowledge that any damage caused to Sellers or any of their Affiliates by reason of the breach by Purchaser or any of its Affiliates of this Section 5.15 would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies, at law or otherwise, Sellers and any of their Affiliates shall be entitled to seek an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by Purchaser or any of its Affiliates of this Section 5.15.

     5.16 Trust Arrangements.
          ------------------

     At the Closing, (i) SLD and SRUS shall execute and deliver to each other the SLD Security Trust Agreement and the SLD Reserve Trust Agreement, and (ii) SLDI and Newco shall execute and deliver to each other the SLDI Reserve Trust Agreement and the SLDI Security Trust Agreement, each of which shall be effective as of the Closing

Date and in each case such parties shall arrange for the Trustee to execute and deliver such agreements.

     5.17 Tax Treatment of Transaction.
          ----------------------------

     (a) For Tax purposes, Sellers and Purchaser agree as follows: (i) the values of the SLD Non-Compete and SLDI Non-Compete are $100,000 and $50,000, respectively, and Sellers and Purchaser shall treat each such amount as an amount paid to the respective Seller for its Non-Compete on the Closing Date; and (ii) in the case of each of SLD and SLDI, for purposes of Treasury Regulation Section 1.817.4, Sellers and Purchaser shall treat an amount equal to the sum of the cash and fair market value of the Transferred Assets (other than the deferred acquisition cost asset referenced in the definition of Transferred Statutory Assets) transferred by it pursuant to Sections 2.4 and 2.5, plus $100,000 (in the case of SLD) and $50,000 (in the case of SLDI), minus the amount of Non-Insurance Liabilities (as defined below) attributable to SLD or SLDI (as the case may be) as the insurance premium paid to the respective Purchaser Affiliate for its assumption of the SLD Reinsured Liabilities or SLDI Reinsured Liabilities (as the case may be). Sellers and Purchaser shall file (or cause to be filed) all relevant Tax Returns in a manner consistent with this
Section 5.17(a). For purposes of this Agreement, the "Non-Insurance Liabilities" of a Seller shall equal the excess of the Assumed Liabilities attributable to such Seller over the Reinsured Liabilities attributable to the Seller.

     (b) Appropriate adjustments shall be made to the amount of the insurance premium determined under Section 5.17(a)(ii) to reflect any adjustments to any components of the premium made pursuant to this Agreement.

     (c) Notwithstanding anything to the contrary in this Section 5.17, in the event that, due to a change in any relevant Applicable Law or Legal Requirement (or the issuance of a written administrative interpretation of Applicable Law or Legal Requirement) after the date of this Agreement and on or before the Closing Date, Applicable Law or Legal Requirement as of the Closing Date reasonably requires any different Tax treatment than that described in this Section 5.17, Sellers and Purchaser shall apply such Tax treatment in a manner consistent with such Applicable Law or Legal Requirement. Any dispute arising under this Section 5.17(c) shall be resolved by the Independent Accountant within thirty (30) calendar days of the submission of the dispute to the Independent Accountant by Sellers or Purchaser. The decision of the Independent Accountant shall be Final and Binding on the parties hereto, and the costs, expenses, and fees of the Independent Accountant shall be borne equally by Sellers, on the one hand, and Purchaser, on the other.

     5.18 Enforcement of Rights.
          ---------------------

     Sellers and Purchaser acknowledge that any damage caused to the other party by reason of the breach by Sellers, on the one hand, or by Purchaser or any Purchaser Subsidiary on the other of any provision of the Related Agreements relating to rights, including without limitation, Sellers' recapture rights with respect to the Insurance

Contracts or to the trust arrangements contemplated hereby and thereby, could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies at law or otherwise, each party shall be entitled to specific performance of such provisions of the Related Agreements or an injunction to be issued by a court of competent jurisdiction pursuant to Section 11.5 of this Agreement restraining and enjoining any violation of such provisions, in addition to such other equitable or legal remedies as such court may determine. Purchaser hereby further acknowledges that, in light of the material obligations that are owed and will be owed by Purchaser and Purchaser Subsidiaries to Sellers under this Agreement and the Related Agreements in the future, the remedies available to Sellers pursuant to this Agreement and the Related Agreements are a material and integral part of the consideration to be received by Sellers hereunder and thereunder and that, but for the availability of such remedies and Sellers' ability to enforce them, Sellers would not consummate the transactions contemplated by this Agreement and the Related Agreements. Accordingly, Purchaser and each Purchaser Subsidiary (including any statutory or other successors and permitted assigns) hereby agree that it will not assert in any claim, or raise as a defense to any claim, that any remedy specifically provided for in the Related Agreements, including without limitation, rights of recapture or offset and recoupment, is not valid, binding or enforceable, or that the terms of the SLD Reserve Trust Agreement, the SLDI Reserve Trust Agreement, the SLD Security Trust Agreement, or the SLDI Security Trust Agreement are not valid, binding or enforceable.

     5.19 Post-Closing Access.
          -------------------

     (a) Following the Closing Date, Sellers shall: (i) prior to the termination of the Transition Services Agreement allow Purchaser or a Purchaser Subsidiary, upon reasonable prior notice and during normal business hours and subject to the rules applicable to visitors at Sellers' offices generally, through its Representatives, the right, at Purchaser's expense, to examine and make copies of any Books and Records necessary to be retained by Sellers under Applicable Law or for purposes of providing the transition services under the Transition Services Agreement, but only to the extent that such records of Sellers would otherwise constitute Books and Records; (ii) allow Purchaser or a Purchaser Subsidiary to interview the Sellers' employees in connection with Purchaser's or such Purchaser Subsidiary's preparation or examination of regulatory and statutory filings and financial statements and the conduct of any litigation relating to the Business or otherwise, or the conduct of any regulatory, contract holder, participant or other dispute resolution whether pending or threatened; and (iii) maintain such records for Purchaser's or any Purchaser Subsidiary's examination and copying until at least the third anniversary of the Closing Date, after which the Sellers may destroy such records in their discretion. Access to such employees and records shall not unreasonably interfere with each Seller's or any successor company's business operations.

     (b) Following the Closing Date, Purchaser or a Purchaser Subsidiary shall:
(i) allow Sellers, upon reasonable prior notice and during normal business hours, through their Representatives, the right to (x) examine and make copies, at Sellers' expense, of the Books and Records transferred to Purchaser or a Purchaser Subsidiary at the Closing and any other books and records that would have been included in the Books and Records had they been in existence at the Closing prepared by the Purchaser or any Affiliate of Purchaser relating to the Business and (y) interview the Purchaser's or a Purchaser Subsidiary's employees, in the case of either clause
(i)(x) or (i)(y), in connection with Sellers' preparation or examination of regulatory and statutory filings and financial statements, Sellers' review of the SLD Revised Closing Statements, the SLDI Revised Closing Statements, or Sellers' conduct of any regulatory, contract holder, participant or other dispute resolution whether pending or threatened; and (ii) maintain such Books and Records for Sellers' examination and copying. Purchaser or a Purchaser Subsidiary shall maintain and make available to Sellers the Books and Records for at least three (3) years after the Closing Date or longer if legally required to do so. Access to such employees, Books and Records shall not unreasonably interfere with the business operations of Purchaser or its Affiliates.

     5.20 Termination of New Business.
          ---------------------------

     Not later than the later to occur of (i) the first date upon which the relevant Seller under each Assumed Reinsurance Contract is permitted by the terms of such Assumed Reinsurance Contract to terminate the reinsurance of new business thereunder and (ii) the 120th calendar day following the Closing Date, the Purchaser Subsidiaries shall, in their respective capacities, as administrator under the SLD Administrative Services Agreement and the SLDI Administrative Services Agreement effectuate the termination of such Assumed Reinsurance Contract as to new business in accordance with the terms thereof. In the event that any Purchaser Subsidiary fails to terminate any Assumed Reinsurance Contract as to new business as required by the foregoing sentence, notwithstanding any contrary provision of this Agreement or any Related Agreement, the relevant Seller shall be permitted to terminate such Assumed Reinsurance Contract as to new business, and Purchaser shall reimburse Sellers for any expenses incurred by such Seller in effectuating such termination.

     5.21 Non-Compete.
          -----------

     (a) Non-Compete. In consideration of the benefits of this Agreement and the Related Agreements to Sellers and in order to induce Purchaser to enter into this Agreement, Sellers hereby covenant and agree, subject to the exceptions in
Section 5.21(c), that for a period of three (3) years after the Closing Date (the "Non-Compete Term"), neither Sellers nor any of their Affiliates shall, without the prior written consent of Purchaser, directly or indirectly, operate, engage in, manage or own any equity interest in any individual life reinsurance business (a "Competing Business") in the Restricted Area (as defined below).

     (b) Restricted Area. The covenants contained in Section 5.21(a) shall be construed as a series of separate covenants, one for each county or state of the United States of America (including its territories and possessions) (together, the "Restricted Area").

     (c) Exceptions. Notwithstanding any other provisions of this Agreement to the contrary, the provisions of Section 5.21(a) shall not apply to:

          (i) any Person who becomes an Affiliate of either Seller by virtue of a Change of Control of ING or any of its subsidiaries except that Section 5.21(a) shall continue to apply to each Seller and its subsidiaries in such event; or

          (ii) any reinsurance agreement or similar arrangement written by an ING Affiliate other than the Sellers that is limited to reinsuring: (A) the risk of accidental death under individual life insurance policies; (B) single premium pre-need life insurance policies; or (C) individual life insurance policies originating in conjunction with a reinsurance pool sponsored by Reinsurance Management Associates, Inc.; or

          (iii) the management of the Excluded Business; or

          (iv) the acquisition of any block of direct insurance business by means of assumption or indemnity reinsurance; or

          (v) any reinsurance transaction with any Affiliate of either Seller or the reinsurance of the Excluded Undelivered Contracts; or

          (vi) any reinsurance of any new business with a Person that is not an Affiliate of either Seller pursuant to reinsurance arrangements entered into with such Person at a time when such Person was an Affiliate of such Seller; or

          (vii) any reinsurance arrangement or agreement currently in effect or that will come into effect pursuant to this Agreement (including without limitation the Industry Risk Retrocession Agreements); or

          (viii) investments in the ordinary course of business by ING, Sellers or their Affiliates in not more than nine and nine/tenths percent (9.9%) of the outstanding voting stock or stock equivalents of any entity engaging in any lines of business constituting a Competing Business;

          (ix) any Business recaptured by either Seller pursuant to the Reinsurance Agreements;

          (x) any transaction or transactions, as a result of which ING or any of its Affiliates acquires any interest in any Person engaging in a Competing Business, if the total revenues of such Person attributable to the Competing Business for the fiscal year immediately preceding such acquisition are less than 20% of such Person's total revenues for the fiscal year immediately preceding such acquisition, and the retention of such interest; or

          (xi) any transaction or transactions, as a result of which ING or any of its Affiliates acquires any interest in any Person engaging in a Competing Business, if the total revenues of such Person attributable to the Competing

     Business for the fiscal year immediately preceding such acquisition are greater than 20% of such Person's total revenues for the fiscal year immediately preceding such acquisition if ING or its Affiliates as applicable dispose of such Competing Business within eighteen (18) months after such acquisition.

     5.22 Non-Solicitation.
          ----------------

     (a) Except as otherwise contemplated by Section 5.8 of this Agreement, Purchaser hereby covenants and agrees that neither it nor any of its Affiliates shall, for a period of two (2) years from the Closing Date, without the prior written consent of Sellers, directly or indirectly, solicit for employment, hire, or enter into an agency or consulting relationship with any personnel employed by Sellers or their Affiliates engaged in the conduct of the Business, in each case during such employment and for a period of six (6) months after any termination thereof.

     (b) Each Seller hereby covenants and agrees that neither it nor any of its Affiliates shall, for a period of two (2) years from the Closing Date, without the prior written consent of Purchaser, directly or indirectly, solicit for employment, hire or enter into an agency relationship with, any employee of Purchaser or its Affiliates engaged in the conduct of the Business, during such employment and for a period of six (6) months after any termination thereof; provided, however, that in the event the Business is recaptured by Sellers pursuant to the Reinsurance Agreements, nothing herein shall prohibit Sellers or their Affiliates from, directly or indirectly, soliciting for employment, hiring or entering into an agency relationship with, any employee of Purchaser or its Affiliates engaged or previously engaged in the conduct of the Business, and Sellers and their Affiliates shall not be required to obtain Purchaser's written consent thereto.

     (c) Purchaser hereby covenants and agrees that in the event this Agreement is terminated at any time prior to the Closing, neither it nor any of its Affiliates shall, for a period of two (2) years from and including the date of such termination, without the prior written consent of Sellers, directly or indirectly, solicit for employment, hire or enter into an agency relationship with, any personnel of either Seller or its Affiliates engaged in the conduct of the Business.

     (d) Nothing in this Section 5.22 shall prohibit any party from hiring any person who responds to a general solicitation of employment in any newspaper, magazine, trade publication, electronic medium or other media or from soliciting or hiring any person whose employment with the other party terminated six (6) months prior to such solicitation or hiring or was involuntarily terminated by the other party.

     5.23 Enforcement.
          -----------

     Each of the parties specifically agrees that the covenants contained in Sections 5.21 and 5.22 are an integral part of the inducement of the respective parties to enter into this Agreement and that each party (or its successors or assigns) shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by the other party or any of its Affiliates of any provision of Sections 5.21 and 5.22 and that, notwithstanding the foregoing, no right, power or remedy conferred upon or reserved or exercised by a party in Sections 5.21 and 5.22 is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent.

     5.24 Credit Support.
          --------------

     (a) Purchaser acknowledges that SLDI currently maintains certain credit instruments (the "ING Facility") for the benefit of SLD in connection with the Business retroceded by SLD to SLDI (the "Retroceded Business") pursuant to the reinsurance agreements identified on Schedule 5.24(a) hereto (the "SLD-SLDI Retrocession Agreements") in the amount required, at any given time, in order to enable SLD to take full statutory reinsurance reserve credit for the SLD-SLDI Retrocession Agreements (referred to herein as the "Excess Reserve Amount"). For the avoidance of doubt and as a guide to the future calculation of the Excess Reserves Amount, the parties acknowledge and agree that the Excess Reserves Amount as of June 30, 2004 was $2,265,573,972.00.

     (b) Purchaser shall use commercially reasonable efforts to implement one or more permanent capital relief facilities or financing facilities, including without limitation trusts or other structured finance alternatives used to collateralize reinsurance reserve credit, specifically covering the Retroceded Business and providing reasonably comparable security for SLD as described in the following sentence (any such facility being referred to herein as a "Purchaser Facility"). Upon the establishment of any Purchaser Facility and upon Sellers' review of such Purchaser Facility and reasonable satisfaction that the documentation relating to such Purchaser Facility provides SLD with security with respect to the collateral used to obtain such reinsurance reserve credit that is reasonably comparable in terms of protection against other creditors to the security provided to SLD by the SLD Security Trust Agreement, the parties hereto agree to simultaneously (i) cause SLDI to recapture the Retroceded Business that is covered by such Purchaser Facility (the "Recaptured Business") from Newco, (ii) cause SLD to recapture the Recaptured Business from SLDI, (iii) reinsure the Recaptured Business to SRUS or Scottish Re Life or another Purchaser Affiliate (as specified in the following sentence) under a new agreement or agreements substantially identical to one or more of the Reinsurance Agreements (except that it will not include recapture rights), each of which shall be deemed, for all purposes of this Agreement, to be a Reinsurance Agreement, and (iv) release assets held in the SLD Security Trust Account and SLDI Security Trust Account in accordance with the terms of the relevant trust agreement. If at the time of such recapture and retrocession, SRUS does not have all Permits necessary to insure that SLD receives full reinsurance reserve credit in Colorado and New York, and if at such time Scottish Re Life has all such permits, Scottish Re Life or another Purchaser Affiliate having all such permits shall (x) reinsure such Recaptured Business rather than SRUS, and (y) be deemed a Purchaser Subsidiary for all purposes under this Agreement. If neither SRUS nor Scottish Re Life nor any other Purchaser Affiliate has all such Permits at such time, SRUS shall reinsure such Recaptured Business and shall obtain letters of credit, establish reinsurance reserve credit trusts or take such other actions as will insure that SLD receives full reinsurance reserve credit for such reinsurance.

Purchaser and Sellers acknowledge and agree that, as between the parties, such recapture and retrocession to SRUS or Scottish Re Life or another Purchaser Affiliate shall be effectuated in a manner designed to insure that there will be no net negative economic effect on either Seller or any of their Affiliates.

     (c) Purchaser agrees that any time after December 31, 2005, if Purchaser is preparing to implement a permanent capital relief facility or financing facility used to collateralize reinsurance reserve credit with a duration longer than one
(1) year that is not a traditional bank financing or one of the facilities currently being negotiated by Purchaser or one of its Affiliates as identified on Schedule 5.24(c) (a "Permanent Facility"), prior to implementing such Permanent Facility Purchaser will ascertain whether, viewed on a cumulative basis, at least 50% of its Permanent Facilities implemented since December 31, 2005 cover the Retroceded Business. If not, Purchaser shall at SLD's request, use commercially reasonable efforts to devote at least two-thirds of such Permanent Facility and of each succeeding Permanent Facility implemented by Purchaser to the Retroceded Business until the cumulative percentage of the Permanent Facilities implemented after December 31, 2005 and used to cover the Retroceded Business is at least fifty percent (50%). Notwithstanding the foregoing sentence, if Purchaser or any of its Affiliates implements any Permanent Facility prior to December 31, 2005 for any in-force business acquired by Purchaser or any of its Affiliates on or after the Closing Date, then Purchaser shall use commercially reasonable efforts to cause at least fifty percent (50%) of such Permanent Facility to cover all or a portion of the Retroceded Business.

     (d) As long as the ING Facility covers any of the Retroceded Business after the Closing Date, Purchaser shall pay to Sellers, quarterly in arrears on the last Business Day of each calendar quarter, a facility fee (the "Facility Fee") based on the amount of the Excess Reserves Amount that was covered by the ING Facility as of the end of the preceding calendar quarter (the "Covered Amount") equal to:

          (A) for any calendar quarter ending in 2004 or 2005, one percent (1.00%) (calculated on a per annum basis) multiplied by the Covered Amount; provided that in the event any Retroceded Business is recaptured pursuant to Sections 5.24(b) and (c) during 2005, Sellers shall pay to Purchaser a refund equal to seventy-five percent (75%) of the portion of the Facility Fee payments previously paid by Purchaser with respect to such Recaptured Business;

          (B) for any calendar quarter ending in 2006, one percent (1.00%) (calculated on a per annum basis) multiplied by the Covered Amount; provided that in the event any Retroceded Business is recaptured pursuant to Sections 5.24(b) and (c) during 2006, Sellers shall pay to Purchaser a refund equal to fifty percent (50%) of the portion of the previous four Facility Fee payments made by the Purchaser with respect to such Recaptured Business;

          (C) for any calendar quarter ending in 2007, one and one-quarter percent (1.25%) (calculated on a per annum basis) multiplied by the Covered Amount; provided that in the event any Retroceded Business is recaptured pursuant to Sections 5.24(b) and (c) during 2007, Sellers shall pay to Purchaser a refund equal to twenty-five percent (25%) of the portion of the previous four Facility Fee payments made by the Purchaser with respect to such Recaptured Business;

          (D) for any calendar quarter ending in 2008, one and one-half percent (1.50%) (calculated on a per annum basis) multiplied by the Covered Amount; and

          (E) for any calendar quarter ending after December 31, 2008, one and three-quarters percent (1.75%) (calculated on a per annum basis) multiplied by the Covered Amount.

     (e) Purchaser hereby agrees that, so long as the ING Facility covers any of the Retroceded Business, Sellers and their Affiliates shall have the sole discretion to make adjustments with respect to the portions of the Excess Reserves Amount that are secured by the letters of credit within the ING Facility, any trust or any alternative facility established by Sellers.

     5.25 SLD-SLDI Retrocession Agreements.
          --------------------------------

     Prior to Closing, Sellers shall amend each SLD-SLDI Retrocession Agreement identified on Schedule 5.24(a) to provide that effective as of the Effective Time (i) assets held by SLD on funds withheld basis and modified coinsurance basis pursuant to such SLD-SLDI Retrocession Agreements shall be segregated from other assets of SLD to the extent reasonably necessary to permit separate accounting for such assets, (ii) such segregated assets shall not be transferred to the Purchaser Subsidiaries but shall be managed by Purchaser or an Affiliate of Purchaser in accordance with an asset management agreement substantially on the terms generally described in the last sentence of this Section 5.25 (the "Asset Management Agreement"), and (iii) the investment income to be credited to SLDI under the SLD-SLDI Retrocession Agreements shall be the actual total net investment results on such segregated assets, including the amortization of the interest maintenance reserve with respect to such assets attributable to transactions effected prior to the Closing. Except as may be required by Applicable Law, the segregation contemplated by this Section 5.25 shall not require that such investment assets be legally segregated in a trust, escrow account or otherwise. Not later than ten (10) calendar days prior to the Closing Date, the Purchaser shall provide a notice to the Sellers identifying any Investment Assets that it elects to have retained by SLD and included in the segregated portfolio contemplated by this Section 5.25. Promptly following the date of this Agreement, the parties hereto shall negotiate in good faith an investment management agreement pursuant to which Purchaser or an Affiliate of Purchaser will manage the segregated assets described in this Section 5.25 in accordance with all Applicable Law and the investment guidelines attached as Exhibit U hereto, taking into account the coordination of legal investment limitations applicable on an entity-wide basis.

     5.26 Newco; Keepwell Agreements.
          --------------------------

     (a) Promptly following the date hereof, Purchaser shall use its reasonable best efforts to form Newco under the laws of Bermuda and cause Newco to be licensed as a Bermuda insurance company with full power and authority to enter into this Agreement and any Related Agreement to which it is to be a party. Prior to Closing, Purchaser shall cause Scottish Annuity & Life to enter into a capital maintenance or so-called "keepwell" agreement with Newco (the "Newco Keepwell") substantially in the form set forth in Exhibit Y. Prior to or at the Closing, Purchaser shall cause Newco to execute a counterpart of this Agreement. From and after the Closing, Newco shall not engage in any business other than the operation of any Business it has reinsured pursuant to this Agreement and any Related Agreement.

     (b) If despite Purchaser's reasonable best efforts, Newco is not duly formed or licensed as a Bermuda insurance company at such time as all other conditions to Closing set forth in Articles VI and VII have been satisfied, Sellers may, but shall not be required to, elect to delay the Closing until such time, if any, as Newco becomes so licensed, in which case Purchaser shall not be entitled to terminate this Agreement pursuant to Section 8.1(c). Alternatively, Sellers may, in their sole discretion, require Purchaser to designate another subsidiary of Purchaser duly licensed as an insurance company (the "Substitute Newco") to assume the obligations of Newco hereunder and under any Related Agreement and the other agreements contemplated hereby, subject to the following conditions: (i) Sellers shall have the right to perform such due diligence on the proposed Substitute Newco as Sellers deem appropriate in their sole discretion; and (ii) Purchaser shall cause Scottish Annuity & Life and Substitute Newco to enter into an agreement identical to the Newco Keepwell, but naming Substitute Newco as a party thereto. Purchaser shall cause Substitute Newco to divest itself of all business other than that acquired from Sellers hereunder not later than the third month after Closing.

     (c) In the event Scottish Re Life or another Purchaser Affiliate is substituted for SRUS pursuant to Section 5.24(b), Purchaser shall also cause Scottish Annuity & Life to enter into a keepwell agreement with Scottish Re Life identical to the Net Worth Maintenance Agreement between Scottish Annuity & Life and SRUS, but naming Scottish Re Life or such other Purchaser Affiliate as a party thereto.

     5.27 Industry Risks Retrocession Arrangement.
          ---------------------------------------

     Effective as of the Effective Time, if a Purchaser Subsidiary that enters into a Reinsurance Agreement covering any of the individuals for whom the risk reinsured to such Purchaser Subsidiary under the applicable Reinsurance Agreement (net of any retrocession by Sellers to any third party reinsurers) with respect to the life of such individual that, taken together with the risk assumed by such Purchaser Subsidiary with respect to such individual under other reinsurance agreements and net of any retrocessions by such Purchaser Subsidiary to any third party reinsurers, exceeds such Purchaser Subsidiary's retention limit (i.e., $2 million per life) with respect to any single individual life (the "Excess Retention Risk"), such Purchaser Subsidiary will retrocede to SLD the Excess Retention Risk that is known to the parties hereto as of the Closing Date pursuant to the Industry Risks Retrocession Agreement. Not later than June 30, 2005, Purchaser and Sellers shall mutually identify in good faith any additional Excess Retention Risk based on complete data shown on the Sage System, and such additional Excess Retention Risk shall be deemed to be included in the applicable Industry Risks Retrocession Agreement effective as of the Effective Time until such time as third party retrocessional coverage for such Excess Retention Risk is in effect pursuant to the following sentence. On and after the Closing Date, Purchaser and Purchaser Subsidiaries shall use commercially reasonable efforts to obtain retrocessional coverage on the Excess Retention Risk to be effective as of the Effective Time, from third party reinsurers at rates and terms that are, within the reasonable discretion of the Purchaser Subsidiaries, commercially reasonable.

     5.28 Recapture of Certain Business.
          -----------------------------

     Schedule 5.28 sets forth a list of Insurance Contracts retroceded by SLD to SLDI under the SLD-SLDI Retrocession Agreements that may be recaptured by SLD in accordance with this Section 5.28. Not later than thirty (30) calendar days after the date of this Agreement, Purchaser and Sellers shall in good faith mutually select those reinsurance contracts to be recaptured from among those identified on Schedule 5.28. As of the Effective Time, SLD shall recapture such Insurance Contracts and release SLDI from all obligations and liabilities with respect thereto. Purchaser and Sellers acknowledge and agree that, as between the parties, such recapture shall be effectuated in a manner designed to insure that there will be no net negative economic effect on either Seller or any of their Affiliates.

     5.29 Term Sheets.
          -----------

     Promptly following the execution of this Agreement, the parties shall cooperate in good faith to reduce into a definitive agreement each of the term sheets set forth in the Exhibits hereto such that (i) each of such agreements required to be filed with any insurance regulator may be filed not later than November 15, 2004 and (ii) all of such agreements will be ready for execution not later than December 15, 2004.

     5.30 Experience Refunds.
          ------------------

     In the event that all or any portion of any experience refund earned in calendar year 2004 pursuant to any Retroceded Reinsurance Contract is received by either Seller prior to Closing, such Seller shall pay the amount so received to SRUS or Newco, as applicable, at the Closing.

     5.31 Certain Unexecuted Reinsurance Contracts.
          ----------------------------------------

     Prior to the Closing, Sellers shall cooperate with Purchaser in providing all information reasonably requested by Purchaser regarding Unexecuted Assumed Reinsurance Contracts and Unexecuted Retroceded Reinsurance Contracts that are not Delivered Unexecuted Assumed Reinsurance Contracts or Delivered Unexecuted Assumed Reinsurance Contracts, as the case may be (collectively, the "Undelivered Contracts"). Not later than thirty (30) calendar days following the Closing Date, Purchaser shall identify in a notice to Sellers any Undelivered Contracts it elects not to reinsure under the Reinsurance Agreements (the "Excluded Undelivered Contracts"), the Excluded Undelivered Contracts will not be deemed to be "Insurance Contracts" for the purposes of this Agreement or the Reinsurance Agreements. However, Purchaser or a Purchaser Affiliate will administer the Excluded Undelivered Contracts pursuant to the terms of the SLD Administrative Services Agreement and the SLDI Administrative Services Agreement, as the case may be. Appropriate adjustments reflecting the exclusion of the Excluded Undelivered Contracts, will be made in the Revised Closing Statements and the Final Closing Statements.

     5.32 Investment Portfolio.
          --------------------

     On or prior to November 3, 2004, Sellers shall have delivered to Purchaser a list of the Investment Assets in the Initial Portfolio together with a calculation of the market value for each such Investment Asset in accordance with the methodologies set forth in Schedule 1.1(b).


                                   ARTICLE VI

                     Conditions Precedent To The Obligation
                     --------------------------------------
                              Of Purchaser To Close
                              ---------------------

     Purchaser's obligation to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser.

     6.1 Representations, Warranties and Covenants.
         -----------------------------------------

     The representations and warranties of each Seller contained in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. On the Closing Date, each Seller shall have delivered to Purchaser a certificate dated as of the Closing Date, and signed by a senior officer of such Seller, to the effect contemplated by this Section 6.1.

     6.2 Related Agreements.
         ------------------

     The Related Agreements shall have been duly executed and delivered by each Seller and the Trustee, as applicable, on or prior to the Closing Date and such agreements shall be in full force and effect with respect to each Seller, as applicable, on the Closing Date.

     6.3 Secretary's Certificates.
         -------------------------

     Each Seller shall have delivered to Purchaser a certificate of the secretary or assistant secretary thereof, dated as of the Closing Date, as to the resolutions of the Board of Directors (or other similar governing body) of such party authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party, as to the status and signature of each of its officers who executed and delivered this Agreement and such Related Agreements and any other document delivered by it in connection with the transactions contemplated by this Agreement and the Related Agreements, and as to its due incorporation, existence and good standing.

     6.4 Approvals and Consents.
         ----------------------

     The approvals and consents of any Governmental Authority listed on Schedule
3.3 and Schedule 4.7 shall have been received or deemed received in each case without any material conditions, restrictions or limitations. All applicable waiting periods under any federal or state statute or regulation shall have expired or been terminated.

     6.5 Injunction and Litigation.
         -------------------------

     There shall be in effect no injunction, writ, preliminary restraining order or other order issued by any court of competent jurisdiction directing that the transactions contemplated by this Agreement or the Related Agreements not be consummated as herein or therein provided.

     6.6 Material Adverse Effect.
         -----------------------

     There shall not have been or occurred any change, event or circumstance that, individually or in the aggregate with all other changes, events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

     6.7 Sundry Assets.
         -------------

     Newco shall have received a consent from the Bermuda Monetary Authority for the treatment of the deferred acquisition cost of SLDI described in Schedule 2.4(b) as a sundry asset.

     6.8 New Business Under Assumed Reinsurance Contracts.
         ------------------------------------------------

     Purchaser shall have received a certification from Sellers that as of November 15, 2004, they have sent notices to each counter-party to each Assumed Reinsurance Contract terminating such Assumed Reinsurance Contract for new business.

                                  ARTICLE VII

                     Conditions Precedent To The Obligation
                     --------------------------------------
                               Of Sellers To Close
                               -------------------

     Sellers' obligation to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Sellers.

     7.1 Representations, Warranties and Covenants.
         -----------------------------------------

     The representations and warranties of Purchaser and each Purchaser Subsidiary contained in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not reasonably be expected to impair, individually or in the aggregate, the ability of Purchaser or any Purchaser Subsidiary to perform its obligations under this Agreement and the Related Agreements. Purchaser and each Purchaser Subsidiary shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser or such Purchaser Subsidiary on or prior to the Closing Date. On the Closing Date, Purchaser shall have delivered to Sellers a certificate dated as of the Closing Date, and signed by a senior officer of Purchaser, to the effect contemplated by this Section 7.1.

     7.2 Related Agreements.
         ------------------

     The Related Agreements shall have been duly executed and delivered by Purchaser or a Purchaser Subsidiary and the Trustee, as applicable, on or prior to the Closing Date and such agreements shall be in full force and effect with respect to Purchaser or such Purchaser Subsidiary.

     7.3 Secretary's Certificates.
         -------------------------

     Purchaser and each Purchaser Subsidiary shall have delivered to Sellers a certificate of the secretary or assistant secretary of Purchaser and such Purchaser Subsidiary, dated as of the Closing Date, as to the resolutions of the Board of Directors (or other similar governing body) of Purchaser or such Purchaser Subsidiary authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party, as to the status and signature of each of its officers who executed and delivered this Agreement and the Related Agreements and any other document delivered by it in connection with the transactions contemplated by this Agreement and the Related Agreements and as to its due incorporation, existence and good standing.

     7.4 Approvals and Consents.
         ----------------------

     The approvals and consents of any Governmental Authority listed in Schedule
3.3 and Schedule 4.7 shall have been received or deemed received in each case without any material conditions, restrictions or limitations. All applicable waiting periods under any federal or state statute or regulation shall have expired or been terminated.

     7.5 Injunction and Litigation.
         -------------------------

     There shall be in effect no injunction, writ, preliminary restraining order or any order of any nature directing that the transactions contemplated by this Agreement and the Related Agreements not be consummated as herein or therein provided.

     7.6 Purchaser Financial Condition.
         -----------------------------

     There shall not have been any material adverse change in the financial condition of Purchaser, Scottish Annuity & Life or any Purchaser Subsidiary, and Purchaser, Scottish Annuity & Life and each Purchaser Subsidiary shall be solvent and paying its obligations in the ordinary course of business.

     7.7 Purchaser Financing.
         --------------------

     Purchaser shall have completed a financing pursuant to which the consolidated statutory surplus of its insurance subsidiaries will be increased by at least $150 million, raised in the form of common stock, ordinary shares, warrants or convertible securities sold by Purchaser or an Affiliate of Purchaser, without giving effect to the transactions contemplated by this Agreement.

     7.8 Newco.
         -----

     Newco shall have been duly formed and licensed as a Bermuda insurance company, and the keepwell agreements contemplated by Section 5.26 shall be in full force and effect.


                                  ARTICLE VIII

                                   Termination
                                   -----------

     8.1 Termination of Agreement.
         -------------------------

     This Agreement may be terminated at any time prior to the Closing:

     (a) By Sellers in writing, without liability (except as provided in Section 8.2), if Purchaser or any Purchaser Subsidiary shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it prior to the date of such termination, or (ii) breach any of its representations or warranties contained herein so as to cause a condition to closing to be incapable of satisfaction, which failure or breach is not cured within thirty (30) calendar days after Sellers have notified Purchaser in writing of their intent to terminate this Agreement pursuant to this subsection (a) of Section 8.1.

     (b) By Purchaser in writing, without liability (except as provided in Section 8.2), if Sellers shall (i) fail to perform in any material respect their agreements contained herein required to be performed by them prior to the date of such termination, or (ii) breach any of their representations or warranties contained herein so as to cause a condition to closing to be incapable of satisfaction, which failure or breach is not cured within thirty (30) calendar days after Purchaser has notified Sellers in writing of its intent to terminate this Agreement pursuant to this subsection (b) of Section 8.1.

     (c) By Purchaser (except as provided in Section 5.26(b)) or Sellers if the Closing has not occurred on or before March 31, 2005 (the "End Date").

     (d) At any time on or prior to the Closing Date, by mutual written consent of Sellers and Purchaser.

     (e) By either Sellers or Purchaser in the event of the issuance of a final, nonappealable order restraining or prohibiting the transactions contemplated by this Agreement and the Related Agreements.

     8.2 Procedure on Termination.
         -------------------------

     In the event of termination of this Agreement pursuant to Section 8.1 hereof, notice of termination shall be given pursuant to the notice provisions herein, and the transactions contemplated by this Agreement shall be terminated without further action by any party except that the provisions of Sections 5.2, 11.1, 11.2, 11.3, 11.5, 11.6, 11.8 and 11.9 shall remain in full force and effect. If the transactions contemplated by this Agreement are terminated as provided herein:

     (a) such termination shall not in any way limit or restrict the rights and remedies of any party hereto against any other party which has breached any of the representations, warranties, covenants, agreements or other provisions of this Agreement prior to termination hereof; and

     (b) any confidentiality obligations of the parties (arising under this Agreement or under any other confidentiality agreement entered into by Seller and Purchaser, including, but not limited to, the Confidentiality Agreement) shall survive the termination of this Agreement.

                                   ARTICLE IX

                                   Tax Matters
                                   -----------

     9.1 Tax Matters.
         -----------

     (a) Sellers (or any Affiliate thereof) agree to indemnify and hold harmless Purchaser (and any Affiliate thereof) against the following Taxes and against any Loss incurred in contesting or otherwise in connection with any such Taxes: (i) any Excluded Tax Liability; or (ii) any Taxes relating to any breach by Sellers (or any Affiliate thereof) of a warranty or representation or any covenant of this Agreement. Purchaser (or any Affiliate thereof) agrees to indemnify and hold harmless Sellers (or any Affiliate thereof) against the following Taxes and against any Loss incurred in contesting or otherwise in connection with any such
Taxes: (i) any Taxes relating to the Business or the Transferred Assets other than any Excluded Tax Liability; or (ii) any Taxes relating to any breach by Purchaser (or any Affiliate thereof) of a warranty or representation or any covenant of this Agreement.

     (b) Sellers (or any Affiliate thereof) and Purchaser (or any Affiliate thereof) will provide each other with such assistance and information relating to the Business or the Transferred Assets as may reasonably be requested in connection with the preparation and filing of any Tax rulings or request for rulings with respect to Taxes, Tax Returns (or amendments thereto), audit or other examination by any Tax Authority relating to liability for Taxes, determining a liability for Taxes, or making representations to or furnishing information to parties subsequently desiring to purchase all or a part of the Business or the Transferred Assets, and will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, provided that such cooperation shall not include providing copies of relevant Tax Returns or portions thereof, accompanying schedules, or related work papers. In addition, Sellers (on the one hand) and Purchaser (on the other) agree to timely notify the other party of any proposed Tax Claims that reasonably could directly and materially affect the Taxes of the other party (and any Affiliate thereof) for any Tax period (or portion thereof) beginning after the Closing Date.

     (c) Sellers shall pay fifty percent (50%) and Purchaser shall pay fifty percent (50%) of all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Purchaser or Sellers (as the case may be) with respect to such Transfer Taxes. Sellers (or any Affiliate thereof) shall use their commercially reasonable efforts to obtain Tax clearance certificates from the appropriate Tax Authorities prior to the Closing Date or as soon as practicable thereafter, and Purchaser shall cooperate with Sellers in obtaining such certificates. Sellers (or any Affiliate thereof) shall within ninety (90) calendar days after the Closing Date, file any Transfer Tax Returns required as a result of the transfer to Purchaser (or any Affiliate thereof) of the Business or the Transferred Assets. Purchaser shall remit fifty percent (50%) of the Taxes shown on such Tax Returns (or the amount of any additional Transfer Taxes attributable to any adjustment with respect to any such Tax Returns by any Tax Authority) to Sellers within ten (10) calendar days of its receipt of a copy of such Tax Returns (or evidence of the payment by Sellers of such additional Transfer Taxes).

     (d) Notwithstanding any provision in this Agreement to the contrary, the obligations of Sellers (and any Affiliate thereof) to indemnify and hold harmless Purchaser (and any Affiliate thereof) pursuant to this Agreement with respect to Taxes or any Losses related thereto, shall terminate at the close of business on the 30th calendar day following the expiration of any applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

     (e) The parties agree to treat all payments made either to or for the benefit of the other under this Section 9.1 and Article X as adjustments to the consideration provided in Sections 2.4 and 2.5 of this Agreement and that such treatment shall govern for purposes hereof, except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis, computed as though the indemnified party will be taxed on such payment at the highest applicable marginal income Tax rate under federal, state and local law.

     (f) The rights and obligations of each Party with respect to providing notice regarding any Tax matters shall be governed by Section 10.3 and control over any claim for Taxes made by a Tax Authority shall be determined as provided under Section 10.3.

     (g) All powers of attorney granted by Sellers (or any Affiliate thereof) with respect to the Business or the Transferred Assets that could affect the Business or the Transferred Assets after the Closing Date shall terminate immediately prior to the Closing and shall have no force or effect as of the Closing Date. Any Tax Sharing Agreement that relates to the Transferred Assets and that could affect the Business or the Transferred Assets after the Closing Date shall be terminated immediately prior to the Closing and such agreements will have no force or effect as of such time and no amounts will be due or payable by Purchaser (or any Affiliate thereof) or Sellers (or any Affiliate thereof) with respect to any such agreements.


                                   ARTICLE X

                                 Indemnification
                                 ---------------

     10.1 Sellers' Indemnification.
          ------------------------

     Subject to the limitations set forth in Section 10.4, from and after the Closing Date, each Seller, severally and not jointly, shall indemnify, defend and hold Purchaser, each of its Affiliates and each of their respective directors, officers and employees (the "Purchaser Indemnified Parties") harmless from and against any Loss arising or resulting from:

     (a) any breach of any representation or warranty made by such Seller contained in this Agreement or from any misrepresentation in any certificate furnished or to be furnished to Purchaser hereunder by such Seller;

     (b) any breach of any covenant of such Seller contained in this Agreement;

     (c) the Retained Liabilities of such Seller; and

     (d) any successful enforcement of the obligations contained in this Section
10.1 against such Seller.

     For the purposes of this Section 10.1, the Purchaser Indemnified Parties shall not have the right to obtain indemnification, or to make a claim for breach of any other provision of this Agreement or to any other remedy at law or in equity with respect to any matter that was the subject of a dispute submitted to, and specifically resolved by, the Independent Accountant pursuant to Section
2.5 or that was resolved by written agreement of the parties hereto pursuant to the terms of Section 2.5.

     10.2 Purchaser's Indemnification.
          --------------------------

     Subject to the limitations set forth in Section 10.4, from and after the Closing, each Purchaser Subsidiary, severally and not jointly, and Purchaser jointly and severally with each Purchaser Subsidiary shall indemnify, defend and hold Sellers, each of their Affiliates and their respective directors, officers and employees harmless from and against any Loss resulting from:

     (a) any breach of any representation or warranty contained in this Agreement on the part of Purchaser or any Purchaser Subsidiary or from any misrepresentation in any certificate furnished or to be furnished to Sellers hereunder;

     (b) any breach of any covenant of Purchaser or any Purchaser Subsidiary contained in this Agreement;

     (c) the Assumed Liabilities (to the extent that the relevant Loss resulting from the Assumed Liabilities does not relate to a breach of any representation or warranty by Sellers contained in this Agreement or in any certificate furnished by Sellers hereunder;) and

     (d) any successful enforcement of the obligations contained in this Section 10.2.

For the purposes of this Section 10.2, Sellers shall not have the right to obtain indemnification, or to make a claim for breach of any other provision of this Agreement or to any other remedy at law or in equity with respect to any matter that was the subject of a dispute submitted to, and specifically resolved by, the Independent Accountant pursuant to Section 2.5 or that was resolved by written agreement of the parties hereto pursuant to the terms of Section 2.5.

     10.3 Indemnification Procedures.
          --------------------------

     (a) Promptly after receipt from any third party by a party hereto (the "Indemnified Party") of a notice of any demand, claim or circumstance that, immediately or with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (a "Claim") that may result in a Loss for which indemnification may be sought hereunder, the Indemnified Party shall give notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Section 10.1 or 10.2 (the "Indemnifying Party"); provided, however, that a failure to give such notice shall not prejudice the Indemnified Party's right to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby. The Claims Notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Party.

     (b) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel reasonably satisfactory to the Indemnified Party, any Claim. If the Indemnifying Party elects to compromise or defend such Claim, it shall, within a reasonable time following its receipt of the Claims Notice notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Claim for so long as the Indemnifying Party continues to conduct the defense against or compromise of such Claim in good faith. The Indemnified Party shall have the right to employ separate counsel in defense of such Claim and participate in such defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided that such fees and expenses shall be at the expense of the Indemnifying Party in the event that (i) the Indemnifying Party has not employed counsel to represent the Indemnified Party within a reasonable period of time or (ii) the use of counsel of the Indemnifying Party's choice would reasonably be expected to give rise to a conflict of interest. If the Indemnifying Party elects not to compromise or defend the Claim, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to provide indemnification under this Agreement, the Indemnified Party may pay, compromise or defend such Claim. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any Claim without the consent of the other party; provided, that such consent to settlement or compromise shall not be unreasonably withheld, conditioned or delayed; further provided, the Indemnifying Party may, without the Indemnified Party's prior written consent, compromise or settle any Claim or consent to entry of any judgment with respect to any Claim which requires solely money damages paid by the Indemnifying Party (without any right of reimbursement or other recourse to the Indemnified Party), and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Claim. If the Indemnifying Party chooses to defend any Claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     10.4 Indemnification Limits.
          ----------------------

     (a) Required payments by an Indemnifying Party pursuant to this Article X shall be limited to the amount of any Loss remaining after deducting therefrom
(i) any insurance proceeds received by the Indemnified Party on account of the Loss, (ii) any realized Tax benefit to the Indemnified Party, and (iii) any indemnity, contribution, or other similar payment received by any Indemnified Party from any third party, in each case with respect to such Loss. The Indemnified Party shall use commercially reasonable efforts to collect all such indemnity, contribution or other similar payments.

     (b) Except for the representations and warranties contained in Sections 3.1, 3.2, 3.4(b), 3.4(c), 3.4(d), 3.5(b), 3.5(c), 3.7(a), 4.1, and 4.2, all
representations and warranties made by Sellers and Purchaser in Articles III and IV of this Agreement or in any document, certificate, schedule or instrument delivered or executed in connection herewith shall survive the Closing for the period of eighteen (18) calendar months after the Closing Date, whereupon they shall expire, and all claims for inaccuracy or breach of said representations and warranties will be deemed waived unless notice of the inaccuracy or breach thereof shall have been given to the breaching party prior to the expiration of said eighteen (18)-month period, in which event such representation or warranty shall survive to the extent of the claim referred to in the notice until such claim has been resolved. The representations and warranties in Sections 3.1, 3.2, 3.7(a), 4.1, and 4.2 shall continue in perpetuity. To the extent that the representations and warranties contained in Sections 3.4(b), 3.4(d) and 3.5(b) relate to the amount of Reserves, they shall expire at Closing; otherwise, the representations and warranties contained in Sections 3.4(b), 3.4(d) and 3.5(b) shall survive the Closing for the period of eighteen (18) calendar months after the Closing Date, whereupon they shall expire, and all claims for inaccuracy or breach of said representations and warranties will be deemed waived unless notice of the inaccuracy or breach thereof shall have been given to the breaching party prior to the expiration of said eighteen (18)-month period, in which event such representation or warranty shall survive to the extent of the claim referred to in the notice until such claim has been resolved. The representations and warranties in Sections 3.4(c) and 3.5(c) shall not survive the Closing. All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date, including without limitation, the covenants and agreements contained in Section 5.8, shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing to the extent that such covenants were performed in accordance with their terms. All claims arising under Sections 10.1(c) and 10.2(c) shall survive indefinitely.

     (c) Sellers shall have no obligation to indemnify Purchaser under Section 10.1(a) for breach of any representation or warranty made by Sellers under
Article III until Losses arising from such breaches which would otherwise be indemnifiable hereunder incurred by Purchaser exceed $7,000,000, and thereafter Sellers shall be responsible only for the excess of such aggregate amount over $7,000,000; provided, however, that in no event shall the aggregate of all indemnifiable claims paid by Sellers to Purchaser under Section 10.1(a) exceed $150,000,000. The limitations on amount set forth in this Section 10.4(c) shall not apply to limit recovery by Purchaser for indemnification under Section 10.1(b), 10.1(c) or 10.1(d).

     (d) Purchaser shall have no obligation to indemnify Seller under Section 10.2(b) for breach of any representation or warranty made by Purchaser under
Article IV until Losses arising from such breaches which would otherwise be indemnifiable hereunder incurred by Purchaser exceed $7,000,000, and thereafter Sellers shall be responsible only for the excess of such aggregate amount over $7,000,000; provided, however, that in no event shall the aggregate of all indemnifiable claims paid by Purchaser to Sellers under Section 10.2(a) exceed $150,000,000. The limitations on amount set forth in this Section 10.4(d) shall not apply to limit recovery by Sellers for indemnification under Section 10.2(b), 10.2(c) or 10.2(d).

     10.5 Exclusive Remedy.
          ----------------

     The parties hereto expressly acknowledge that (i) except with respect to intentional fraud and except as provided in Article IX, the provisions of this
Article X shall be the sole and exclusive remedy for Losses caused as a result of breaches of the representations, warranties and agreements contained in this Agreement, except that the parties shall not be limited to the remedies provided in this Article X with respect to any agreements to be performed after the Closing Date and except that the remedies of injunction and specific performance shall remain available to the parties hereto, and (ii) no Indemnifying Party shall be liable or responsible to any other party hereto or its Affiliates for punitive, incidental, consequential or multiplied damages, in accordance with
Section 11.9.

     10.6 Tax Losses.
          ----------

     Any Losses with respect to Taxes shall be subject to indemnification solely pursuant to the provisions of Article IX, and the provisions of this Article X (other than Section 10.3) shall not apply to such Losses.


                                   ARTICLE XI

                            Miscellaneous Provisions
                            ------------------------

     11.1 Notices.
          -------

     Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid, by overnight courier with written confirmation of delivery. Any such notice shall be deemed given when so delivered personally, or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:

To Sellers:          Security Life of Denver Insurance Company
                     Security Life of Denver International Limited
                     Attention: Mark Tullis
                     c/o ING North America Insurance Corporation
                     5780 Powers Ferry Road NW
                     Atlanta, GA 30327


With a concurrent
copy to:             B. Scott Burton
                     Corporate General Counsel

                     ING North America Insurance Corporation
                     5780 Powers Ferry Road NW
                     Atlanta, GA 30327

                     and

                     David A. Massey, Esq.
                     Sutherland Asbill & Brennan LLP
                     1275 Pennsylvania Ave., NW
                     Washington, DC 20004-2415


 To Purchaser:       Scottish Re Group Limited
                     Scottish Annuity & Life Insurance Company (Cayman) Ltd.
                     Newco
                     Crown House, Third Floor
                     4 Par-la-ville Road
                     Hamilton HM 08 Bermuda

                     Scottish Re (U.S.) Inc.
                     Scottish Re Life Corporation
                     13840 Ballantyne Corporate Place, Suite 500
                     Charlotte, NC  28277
                     Attention:  Paul Goldean, Esq.

With a copy to:      Hugh T. McCormick, Esq.
                     Stephen G. Rooney, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, LLP
                     125 West 55th Street
                     New York, NY 10019

     11.2 Sole Agreement.
          --------------

     This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement, the Related Agreements and the Confidentiality Agreement, and other documents delivered pursuant hereto, constitute the entire agreement among the parties hereto and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect thereto.

     11.3 Successors and Assigns.
          ----------------------

     The rights and obligations of the parties under this Agreement shall not be subject to assignment and any attempted assignment shall be invalid ab initio. The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the successors of the parties hereto.

     11.4 Captions.
          --------

     The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     11.5 Governing Law and Jurisdiction.
          ------------------------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal Court sitting in New York, over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, by suit upon such judgment.

     11.6 No Third Party Beneficiaries.
          ----------------------------

     Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. For the avoidance of doubt, nothing in this Agreement shall be construed to give any Business Employee or former employee of Sellers or their Affiliates or any beneficiary thereof of any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     11.7 Counterparts.
          ------------

     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

     11.8 Severability.
          ------------

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms


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

or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

     11.9 Waiver of Jury Trial; Multiplied and Punitive Damages.
          -----------------------------------------------------

     Each of the parties hereto irrevocably waives, with respect to any first party action filed by the other party (but not as to any action by one party against the other seeking indemnification for a third party claim against the party initiating the action, to the extent that such damages may be recoverable as part of the indemnification by the indemnified party) (i) any and all right to trial by jury, and (ii) any right to punitive, incidental, consequential or multiplied damages, either pursuant to common law or statute, in any legal proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

     11.10 Purchaser Guaranty.
           ------------------

     In consideration of the substantial benefits accruing to each Purchaser Subsidiary under this Agreement, Purchaser hereby unconditionally guarantees the prompt performance when due of all obligations of each Purchaser Subsidiary in
Article X. Sellers shall not be required to make any demand upon, or deliver any notice to, any Purchaser Subsidiary in order for Sellers to enforce their rights against Purchaser under this Section 11.10. Purchaser's obligation under this
Section 11.10 shall continue in full force and effect subject to any amendment or waiver of any provision of this Agreement.

     11.11 ING Guaranty and Covenant.
           -------------------------

     (a) In consideration of the substantial benefits accruing to each Seller under this Agreement, ING hereby unconditionally guarantees the prompt performance when due of all obligations of each Seller in Article X. The Purchaser Subsidiaries shall not be required to make any demand upon, or deliver any notice to, either Seller in order for the Purchaser Subsidiaries to enforce their rights against ING under this Section 11.11. ING's obligation under this
Section 11.11 shall continue in full force and effect subject to any amendment or waiver of any provision of this Agreement.

     (b) Until such time as all of the Retroceded Business has been recaptured by SLD and ceded to SRUS as contemplated by Section 5.24, ING shall cause SLDI to take such actions as may be necessary to insure that SLD receives full reinsurance reserve credit for such Business.



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

     IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.


SELLERS:                                    SECURITY LIFE OF DENVER INSURANCE
                                            COMPANY


                                            By: /s/ Mark A. Tullis
                                               -------------------------------
                                            Name:  Mark A. Tullis
                                            Title: President


                                            SECURITY LIFE OF DENVER
                                            INTERNATIONAL LIMITED


                                            By: /s/ David S. Pendergrass
                                               -------------------------------
                                            Name:   David S. Pendergrass
                                            Title:  Vice President


PURCHASER:                                  SCOTTISH RE GROUP LIMITED


                                            By: /s/ Scott Willkomm
                                                -------------------------------
                                            Name:   Scott Willkomm
                                            Title:  President

ING America Insurance Holdings, Inc. hereby executes this Agreement solely for purposes of Section 11.11.



ING AMERICA INSURANCE HOLDINGS, INC.


By: /s/ B. Scott Burton
-------------------------------
Name:   B. Scott Burton
Title:  Corporate General Counsel & Assistant Secretary



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

PURCHASER SUBSIDIARIES:

                                    SCOTTISH RE (U.S.), INC.

                                    By: /s/ Oscar R. Scofield
                                        -------------------------------
                                    Name:   Oscar R. Scofield
                                    Title:  Chairman & CEO President


DATE: ___________                   [NEWCO]

                                    By:______________________________
                                    Name:
                                    Title:




Scottish Annuity & Life hereby executes this Agreement solely for purposes of
Section 5.26.


SCOTTISH ANNUITY & LIFE INSURANCE COMPANY (CAYMAN) LTD.


By: /s/ Scott Willkomm
-------------------------
Name:   Scott Willkomm
Title:  President



Scottish Re Life Corporation hereby executes this Agreement solely for purposes of Section 5.24.


SCOTTISH RE LIFE CORPORATION


By: /s/ Oscar R. Scofield
  --------------------------
Name:   Oscar R. Scofield
Title:  President & CEO




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